As filed with the Securities and Exchange Commission on September 11, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXACTUS, INC.
(Exact name of registrant as specified in its charter)

Nevada	3433	27-1085858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4870 Sadler Road, Suite 300 Glen Allen, VA 23060 (804) 205-5036
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip J. Young Exactus, Inc. 4870 Sadler Road, Suite 300 Glen Allen, VA 23060 (804) 205-5036
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles W. Kemp Williams Mullen 200 South 10th Street, Suite 1600 Richmond, VA 23219 (804) 420-6000

Approximate date of commencement of proposed sale to the public:

From time to time following the effectiveness of this registration statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	ProposedMaximum Offering Price Per Share (3)	ProposedMaximumAggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	846,154	$0.21	$177,692	$20.60

(1)
This registration statement on Form S-1 relates to the shares of common stock to be offered for resale by the selling stockholder upon conversion of the MVF Notes (defined below). As discussed in more detail below, the MVF Notes are convertible into shares of common stock based on the Conversion Price (defined below). For purposes of this registration statement, we have used the price per share discussed in footnote 3 below in calculating the Conversion price to determine the number of common shares into which the selling stockholder may convert the MVF Notes.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.
(3)
This per share price was estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and the Conversion Price in respect of the MVF Notes, and represents the average of the bid and asked price of Exactus, Inc. common stock as reported on the OTC Markets Group’s OTCQB tier on September 6, 2017, a date within 5 business days prior to the date of filing of this registration statement on Form S-1.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 11, 2017

PRELIMINARY PROSPECTUS

846,154 Shares of Common Stock

This prospectus relates to the 846,154 shares of Exactus, Inc. common stock which may be offered for sale from time to time by that certain selling stockholder identified in “Selling Stockholder” beginning on page 27 of this prospectus. This prospectus covers 856,154 shares of our common stock, par value $0.0001 per share.

The selling stockholder acquired, or will acquire, all of the shares of our common stock offered by this prospectus by exercising its right to convert certain convertible promissory notes acquired from us. For more details regarding these promissory notes, see “Prospectus Summary—Recent Developments—Financing Arrangements” beginning on page 4.

We are not selling any of the common stock offered for sale under this prospectus and will not receive any proceeds from the sale of our common stock by the selling stockholder. The selling stockholder may sell all or any portion of the common stock from time to time, in amounts, at prices and on terms determined at the time of the offering and in any means described in “Plan of Distribution” beginning on page 34.

Our common stock is quoted on the OTC Markets Group’s OTCQB tier under the symbol “EXDI.” On September 6, 2017, the closing price of our common stock on the OTCQB was $0.12.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus for some risks regarding an investment in our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We have not registered the common stock that may be sold by the selling stockholder under the securities laws of any state. The selling stockholder, and any brokers or dealers, effecting transactions in the shares should confirm that the shares have been registered under the securities laws of the state in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

The date of this prospectus is , 2017.

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-ii-

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholder is not, making an offer to sell the common stock in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholder has not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common stock and the distribution of this prospectus outside the United States.

Unless this prospectus otherwise indicates or the context otherwise requires, the terms, “Exactus,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Exactus, Inc. and its subsidiary as a combined entity.

FibriLyzerTM, MatriLyzerTM, and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Exactus, Inc.

Market and Industry Data

We obtained the market and certain other data used in this prospectus from surveys or studies conducted by third parties and industry or general publications, and other publicly available sources. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. As a result, you should be aware that the industry and market data included in this prospectus and estimates and beliefs based on that data may not be reliable. We cannot guarantee the accuracy or completeness of any such information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (the “Registration Statement”) on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”) to register with the SEC the common stock being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the common stock, reference is made to the Registration Statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement.

We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the Registration Statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

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our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”);
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our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017; and
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our Current Reports on Form 8-K filed on, January 12, 2017, February 24, 2017, March 22, 2017, July 3, 2017, and August 28, 2017.

We also incorporate by reference all documents to the extent that have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (1) after the date of this prospectus and (2) until this offering has been completed. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified and superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.exactusinc.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings (including exhibits incorporated therein) and any other reports or documents incorporated herein by reference at no cost by writing or telephoning us at the following address or telephone number:

Exactus, Inc.
4870 Sadler Road, Suite 300
Glen Allen, VA 23060
(804) 205-5036

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where you Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to Exactus, Inc. and its consolidated subsidiary.

Our Business

We are a life science company that plans to develop and commercialize Point-of-Care (“POC”) diagnostics for measuring proteolytic enzymes in the blood based on a proprietary detection platform. Our primary product, FibriLyzer, will employ a disposable assay test strip combined with a portable and easy to use hand held detection unit that provides a result in less than 30 seconds. The initial markets we intend to pursue for FibriLyzer are (i) the management of hyperfibrinolytic states associated with surgery and trauma, (ii) obstetrics, (iii) acute events such as myocardial infarction and ischemic stroke, (iv) pulmonary embolism and deep vein thrombosis, and (v) chronic coronary disease management. We expect to follow up FibriLyzer with similar technology, MatriLyzer, to detect collagenase levels in the blood for the detection of the recurrence of cancer. We intend to file to gain regulatory approval to sell our products in the United States, Canada and Europe and to focus primarily on the development and commercialization of FibriLyzer and related technology exclusively licensed by Exactus.

In February 2016, we acquired Exactus BioSolutions, Inc. (“Exactus BioSolutions”) and its exclusive license agreement (the “Licensing Agreement”) with Digital Diagnostics Inc. (“Digital Diagnostics”) to develop, produce and commercialize blood diagnostic products, including FibriLyzer and MatriLyzer, that utilize certain intellectual property rights owned or licensed by Digital Diagnostics. The Licensing Agreement provides for Exactus BioSolutions and Digital Diagnostics to collaborate through the various steps of the product and device development process, including the development, regulatory approval and commercialization stages.

We currently have no products available for sale. There can be no assurance that our technology will be approved for sale or, if approved for sale, be commercially successful. In addition, we operate in an environment of rapid changes in technology and are dependent upon the continued services of our current consultants and subcontractors.

Prior to our acquisition of Exactus BioSolutions in February 2016, our primary business focus was on developing and commercializing drone technology.

Recent Developments

Business Update

We have entered into an exclusive development and manufacturing agreement with our partner, TaiDoc Technology Corporation (“TaiDoc”) in New Taipei City, Taiwan. We expect that TaiDoc will initiate manufacturing of the FibriLyzer device as well as the disposable FibriLyzer assay test strip. We plan to manufacture sufficient quantities of FibriLyzer devices and disposable assay test strips for our clinical trials, which we expect to begin in the first half of 2018, and for a limited initial commercial sales launch following receipt of regulatory approval. After submitting a premarket notification to the Food and Drug Administration (“FDA”) for FibriLyzer as a Class II device pursuant to Section 510(k) of the Food, Drug and Cosmetic Act (the “FDAC”), we were informed by the FDA that our products can be developed as such.

During the first half of 2017, we continued to experience an increase in operating expenses as our professional and R&D expenses increased and our general and administration expenses increased due to additional staffing. As of June 30, 2017, we had $18,103 of cash. These funds will not be sufficient to enable us to complete the development of any potential products, including the FibriLyzer. Accordingly, we will need to obtain further funding through public or private equity offerings, debt financing, collaboration arrangements or other sources in order to continue our business. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to our shareholders. In addition, adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital, we would be forced to delay, reduce or eliminate our research and development.

This prospectus pertains only to the shares of our common stock to be resold by the selling stockholder. This prospectus does not relate to any present or future offering of our common stock or other securities that we may conduct, and is not an offer to sell our common stock or other securities. We will not receive any of the proceeds from the resales of our common stock by the selling stockholder contemplated by this prospectus.

Financing Arrangements

On June 28, 2017, we issued to two of our executive officers a promissory note in the principal amount up to $100,000, which amount may be drawn upon by us as bridge financing for general working capital purposes. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of our securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised. As of June 30, 2017, we have drawn $48,000 on the promissory note and recorded as a note payable.

On August 14, 2017, we entered into a Securities Purchase Agreement with (the “Securities Purchase Agreement”) with the selling stockholder, Morningview Financial LLC (“MVF”), under which we agreed to sell an 8% convertible promissory note in an aggregate principal amount of $110,000.00 (the “MVF Note”) to MVF. The net proceeds of the sale of the MVF Note, after deducting MVF’s discount and the expenses payable by us, were $87,000. The Securities Purchase Agreement also provides that, in connection with the registration of our common stock into which the MVF Note is convertible, we will have the right to issue an additional $55,000 aggregate principal amount of 8% convertible notes to MVF, with terms substantially similar to the MVF Note (the “Additional MVF Notes,” and, together with the Note, the “MVF Notes”). Upon our filing of the Registration Statement of which this prospectus is a part, we will have the right to issue $27,500 aggregate principal amount of Additional MVF Notes to MVF, which will have the same terms and conditions of the MVF Note. Upon the effectiveness of the Registration Statement of which this prospectus is a part, we will have the right to issue an additional $27,500 aggregate principal amount of Additional MVF Notes to MVF, which will have the same terms and conditions of the MVF Note, except such Additional MVF Notes will not have registration rights. If we sell the full $55,000 aggregate principal amount of Additional MVF Notes, the net proceeds of such sales, after deducting MVF’s discount and the estimated expenses payable by us, are expected to be approximately $46,000.

At any time after the 170th calendar day after the issue date of the MVF Note, MVF has the option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the MVF Notes into shares of our common stock at the Conversion Price. The “Conversion Price” will be the lesser of (i) $0.25 and (ii) 60% of the average of the three lowest trading prices of our common stock during the twenty-day trading period prior to the conversion. The Conversion Price is subject to further reduction upon certain events specified in the MVF Notes.

In connection with the sale of the MVF Note, we entered into a Registration Rights Agreement, dated as of August 14, 2017, with MVF (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we have agreed to file the Registration Statement of which this prospectus is a part covering resales of the shares of our common stock issuable upon conversion of the MVF Note and the first $27,500 aggregate principal amount of the Additional MVF Notes, when issued. The Registration Rights Agreement requires us to cause the Registration Statement to become effective within 120 days of the issue date of the MVF Note. If we fail to comply with these obligations, it will constitute an event of default under the MVF Note.

For a more complete description of the terms of the Securities Purchase Agreement, the MVF Notes, and the Registration Rights Agreement, see our Current Report on 8-K filed with the SEC on August 28, 2017. The foregoing summary of certain provisions of those agreements is qualified in its entirety by reference to the full agreements attached as exhibits to our Current Report on 8-K filed with the SEC on August 28, 2017.

Our Corporate Information

Our principal office is located at 4870 Sadler Road, Suite 300, Glen Allen, Virginia 23060. Our telephone number is (804) 205-5036, and our website address is www.exactusinc.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

The Offering
Issuer	Exactus, Inc.
Securities offered by us	None
Securities to be offered by the selling stockholder	846,154 shares of our common stock, par value $0.0001 per share, issuable upon conversion of the MVF Notes.
Shares of common stock outstanding, as of September 6, 2017
33,571,862 shares of common stock, par value $0.0001 per share.

This prospectus only relates to the offering of 846,154 shares of common stock; however, such shares are not currently included in the number of shares of our common stock because the selling stockholder has not yet exercised its right to convert the MVF Notes into shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.
Risk factors
Investing in our common stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our common stock, see the section titled “Risk Factors” beginning on page 6 of this prospectus and all other information set forth in this prospectus.

Market for our common stock	Our common stock is quoted on the OTC Markets Group’s OTCQB tier under the symbol “EXDI.”

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise. The risks described in this prospectus and any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Our Company and Our Business

Our business is at an early stage of development and we may not develop products that can be commercialized.

In February 2016, we acquired Exactus BioSolutions and changed our primary business focus to developing, producing and commercializing blood diagnostic products, including FibriLyzer and MatriLyzer, utilizing certain intellectual property rights exclusively licensed by Exactus BioSolutions. Prior to that time, our primary business focus was developing and commercializing drone technology. As a result, our business is at an early stage of development. We are preparing to conduct clinical trials on our primary product, FibriLyzer, and we expect to be able to market and sell products by the end of 2018. Our ability to generate revenues from sales will depend, among other things, our successful completion of clinical trials, regulatory approvals, commercialization and market acceptance of our technologies and products, medical community awareness and changes in regulations.

Our products, including FibriLyzer, will require significant additional research and development, clinical testing and regulatory approval in the United States, Canada and Europe, and, even if our products are approved for sale, we may not be able to commercialize any of these products. Our products may not reach the market in the time frame we anticipate or at all for a number of reasons, including:

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failure to obtain approvals for clinical trials or unsuccessful clinical trials;
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lack of familiarity of health care providers and patients;
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low market acceptance as a result of lower demonstrated safety or efficacy or other disadvantages relative to other available diagnostic products;
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insufficient or unfavorable coverage determinations or reimbursements from health plans, governments or third-party payers;
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alleged infringement on proprietary rights of others related to our licenses;
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ineffective marketing and distribution support;
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lack of cost-effectiveness; or
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timing of market introduction of competitive products.

If any of these potential problems occur, our efforts to commercialize our product candidates, including FibriLyzer, may be significantly delayed or unsuccessful, and our business, results of operations and financial condition will be materially and adversely affected.

We have a history of operating losses, do not expect to be profitable in the near future and our independent registered public accounting firm has expressed doubt as to our ability to continue as a going concern.

We currently have no products available for sale, have not generated any revenues since our entry into the life sciences business and have incurred significant operating losses. We expect to incur additional operating losses for the foreseeable future. In addition, we expect that our current cash levels will not be sufficient to enable us to complete the development of any potential products, including FibriLyzer. See “We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.”

As a result of our history of operating losses, the audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2016 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.  We have concluded that the circumstances described above continue to raise substantial doubt about our ability to continue as a going concern as of June 30, 2017. The inclusion of the going concern statement by our auditors may adversely affect our stock price and our ability to raise needed capital or enter into advantageous contractual relationships with third parties. If we were unable to continue as a going concern, the values we receive for our assets on liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.

As of June 30, 2017, we had $18,103 of cash. As discussed above, on August 22, 2017 we closed the sale of $110,000 aggregate principal amount of the MVF Notes. The net proceeds to us from that sale were $87,000. In addition, we will have the right to issue $27,500 aggregate principal amount of Additional MVF Notes upon the filing of the Registration Statement of which this prospectus is a part and an additional $27,500 aggregate principal amount of Additional MVF Notes upon the effectiveness of the Registration Statement. We expect that the net proceeds from the sale of such Additional MVF Notes, if sold, will be $46,000. We expect that these funds will not be sufficient to enable us to complete the development of any potential products, including the FibriLyzer.

Changes in our business, whether or not initiated by us, could affect the rate at which we deplete our cash and cash equivalents, and we may be unsuccessful in managing our operations or timing our capital expenditures in a manner sufficient to sustain our operations in accordance with our expectations. The timing and degree of any future capital requirements will depend on many factors, including:

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the accuracy of the assumptions underlying our estimates for capital needs in 2017 and beyond;
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scientific progress in our research and development programs;
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the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;
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our progress with pre-clinical development and clinical trials;
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the time and costs involved in obtaining regulatory approvals; and
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the number and type of product candidates that we pursue.

Accordingly, we will need to obtain further funding through public or private equity offerings, debt financing, collaboration arrangements or other sources. If we are able to raise capital, the issuance of additional shares of common stock, preferred stock or convertible securities to raise such capital could be substantially dilutive to our shareholders. In addition, adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital, we will be forced to delay, reduce or eliminate our research and development programs and may not be able to continue as a going concern.

We are currently completely dependent upon the successful development of our lead product candidate, FibriLyzer. If we fail to successfully complete its development and commercialization, we will not generate operating revenues.

Almost all of our efforts are currently focused on the development of FibriLyzer. There also is no guarantee that we will succeed in developing FibriLyzer. If we are unable to consummate the production and commercialization of FibriLyzer, we will be unable to generate any revenues. There is no certainty as to our success, whether within a given time frame or at all.

At present, we are manufacturing the key component of our disposable assay test strip, which is our synthetic clot that contains our proprietary electroactive chemical that we refer to as the “Elactomer.” The Elactomer is essential for the FibriLyzer to generate a result and expect to begin to manufacture FibriLyzer devices in the first half of 2018. There is no guarantee that we will successfully develop products suitable for use in a clinical environment, and our failure to do so on a timely basis, or at all, may delay, prevent initiation or increase the costs of our planned clinical trials. Any delays in our schedule for clinical trials, regulatory approvals or other stages in the development of our technology are likely to cause us additional expense, and may even prevent the successful finalization of any or all of our product candidates, including our anticipated follow-up product, MatriLyzer. Delays in the timing for development of our technology may also have a material adverse effect on our business, financial condition and results of operations due to the possible absence of financing sources for our operations during such additional periods of time. Although we may pursue other technologies (either developed in-house or acquired), there is no assurance that any other technology will be successfully identified or exploited.

Our business is highly dependent upon maintaining licenses with respect to key technology.

Our business substantially depends on licenses from third parties, including the Licensing Agreement with Digital Diagnostics. These third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue, and cooperate with third parties in, the development, regulatory approval, manufacture and commercialization of products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors.

In addition, certain of the technology that we license from Digital Diagnostics is sub-licensed from other third parties, including the University of Queensland. If Digital Diagnostics fails to perform its obligations under the licenses pursuant to which it has licensed the intellectual property that is licensed to us, our rights to key technology could be jeopardized. In addition, certain of these licenses are governed by the laws of foreign countries such as Australia. These foreign laws may differ significantly from laws in the United States and, as a result, our ability to assess or enforce our rights under such agreements may be limited compared with our ability to assess or enforce our rights under agreements governed by laws in the United States.

If we or our licensors fail to meet our respective obligations under a license agreement, or if the owner of the intellectual property otherwise seeks to terminate these agreements, costly and time-consuming litigation could result. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. Further, if our license rights were restricted, ultimately lost, or became non-exclusive, our ability to continue our business based on FibriLyzer and the related technology could be severely affected adversely.

We may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop.

We face risks and uncertainties related to intellectual property rights. We may be unable to obtain or maintain our patents or other intellectual property protection for any products or processes that we may have or may develop; third parties may obtain patents covering the manufacture, use or sale of these products or processes which may prevent us from commercializing our technology; or any patents that we have or may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

In addition, the growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. For example, our programs may involve additional product candidates that may require the use of additional proprietary rights held by third parties. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, which may allow our competitors access to the same technologies licensed to us.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater clinical development and commercialization capabilities. There can be no assurance that we will be able to successfully protect or acquire the rights to the intellectual property to commercialize our product candidates.

Clinical trials involve lengthy and expensive processes with uncertain outcomes, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we may be unable to commercially produce our proposed products.

We cannot predict whether we will encounter problems with any of our planned clinical trials, which would cause us or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from ongoing clinical trials. We anticipate submitting a premarket notification to the FDA for FibriLyzer as Class II device pursuant to Section 510(k) of the FDAC and anticipate that we will be eligible to market and sell products by the end of 2018; however, such trials may also take significantly longer to complete and may cost more money than we expect. Failure can occur at any stage of testing, and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of our product candidates.

A number of companies in the medical device, biotechnology, and biopharmaceutical industries including those with greater resources and experience than us have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. We do not know whether any clinical trials we or any future clinical partners may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market FibriLyzer or MatriLyzer. If our clinical trials do not produce favorable results, we may be required to perform additional clinical trials or our ability to obtain regulatory approval may be adversely impacted, either of which may have an adverse material effect on our business, financial condition and the results of our operations.

Even if we are successful in developing FibriLyzer and other products using our technologies, it is unclear whether these products can serve as the foundation for a commercially viable and profitable business.

Life sciences technology is rapidly developing and could undergo significant changes in the future. Such rapid technological developments could result in our technologies becoming obsolete. While we believe our product candidates appear promising, they may fail to be successfully commercialized for numerous reasons, including, but not limited to, competing technologies for the same applications. In addition, our ability to commercialize our products into a profitable business depends on our ability to develop and maintain marketing and sales personnel and distribution capabilities, which we currently do not have. Thus, even if we are able to successfully develop and commercially market FibriLyzer and other products using our technologies, there can be no assurance that we will be able to develop a commercially successful and profitable business based on these technologies.

Moreover, advances in other treatment methods or prevention techniques could significantly reduce or entirely eliminate the need for our technologies and planned products. As a result, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. We are focused on POC blood diagnostic products, and if this field is substantially unsuccessful, this could jeopardize our success or future results. The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

If competitors develop and market products that are more effective, safer, or less expensive than our product candidates or offer other advantages, our commercial prospects will be limited.

We currently are not aware of other companies developing a handheld Point of Care device to measure fibrinolysis; however, there are other companies that currently manufacture and sell diagnostic tools for measuring other components of blood and coagulation. Any of these companies could begin to develop a competing product.  We expect that our diagnostic products will face intense competition from biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in medical device discovery activities or funding, both in the United States and abroad. Some of these competitors are pursuing the development of products or devices that target the same diseases and conditions that we are targeting with our product candidates.

As a general matter, we also face competition from many companies that are researching and developing blood diagnostic products. Many of these companies have financial and other resources substantially greater than ours. In addition, many of these competitors have significantly greater experience in testing products, obtaining regulatory approvals, and marketing and selling. If we ultimately obtain regulatory approval for any of our product candidates, we also will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited or no commercial-scale experience. Competition may increase further as a result of advances made in the commercial applicability of our technologies and greater availability of capital for investment in these fields. Our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop uneconomic or obsolete. The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. Research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies may render our technologies or potential products or services uneconomical or result in products superior to those we develop. Similarly, any technologies, products or services we develop may not be preferred to any existing or newly developed technologies, products or services.

The development and commercialization of our product candidates is subject to extensive regulation by the FDA and other regulatory agencies in the United States and abroad, and the failure to receive regulatory approvals for our other product candidates would likely have a material and adverse effect on our business and prospects.

The process of obtaining FDA and other regulatory clearances is expensive and is subject to numerous risks and uncertainties. We intend to file to gain regulatory clearance in order to sell our products in the United States, Canada and Europe. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application or may make it easier for our competitors to gain regulatory approval to enter the marketplace. Ultimately, the FDA and other regulatory agencies have substantial discretion in the approval process and may refuse to accept any application or may decide that our product candidate data are insufficient for approval without the submission of additional pre-clinical, clinical or other studies. In addition, varying agency interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Any of the following factors, among others, could cause regulatory approval for our product candidates to be delayed, limited or denied:

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the product candidates require significant clinical testing to demonstrate safety and effectiveness before applications for marketing clearance can be filed with the FDA and other regulatory authorities;
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data obtained from pre-clinical and clinical trials can be interpreted in different ways, and regulatory authorities may not agree with our respective interpretations or may require us to conduct additional testing;
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negative or inconclusive results or the occurrence of serious or unexpected adverse events during a clinical trial could cause us to delay or terminate development efforts for a product candidate; and/or
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FDA and other regulatory authorities may require expansion of the size and scope of the clinical trials.

Any difficulties or failures that we encounter in securing regulatory approval for our product candidates would likely have a substantial adverse impact on our ability to generate product sales, and could make any search for a collaborative partner more difficult.

We may be unsuccessful in our efforts to comply with applicable federal, state and international laws and regulations, which could result in loss of licensure, certification or accreditation or other government enforcement actions or impact our ability to secure regulatory approval of our product candidates.

Although we seek to conduct our business in compliance with applicable governmental healthcare laws and regulations, these laws and regulations are exceedingly complex and often subject to varying interpretations. As such, there can be no assurance that we will be able, or will have the resources, to maintain compliance with all such healthcare laws and regulations. Failure to comply with such healthcare laws and regulations, as well as the costs associated with such compliance or with enforcement of such healthcare laws and regulations, may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

We will continue to be subject to extensive regulation by the FDA and other regulators abroad following any product approvals, and if we fail to comply with these regulations, we may suffer a significant setback in our business.

Even if we are successful in obtaining regulatory approval of our product candidates, we will continue to be subject to the requirements of and review by, the FDA and comparable regulatory authorities abroad in the areas of manufacturing processes, post-approval clinical data, adverse event reporting, labeling, advertising and promotional activities, among other things. In addition, any marketing approval we receive may be limited in terms of the approved product indication or require costly post-marketing testing and surveillance. Discovery after approval of previously unknown problems with a product, manufacturer or manufacturing process, or a failure to comply with regulatory requirements, may result in actions such as:

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warning letters or other actions requiring changes in product manufacturing processes or restrictions on product marketing or distribution;
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product recalls or seizures or the temporary or permanent withdrawal of a product from the market; and
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federal and state investigations, fines, restitution or disgorgement of profits or revenue, the imposition of civil penalties or criminal prosecution.

The occurrence of any of these actions would likely cause a material adverse effect on our business, financial condition and results of operations.

We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, clinical testing, manufacture and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

The development, manufacture and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our products may be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.

We do not own or operate manufacturing facilities for production of our product candidates. As a result, we plan to outsource the manufacturing of our products, and have collaborated with a successful multi-national corporation in Taipei, Taiwan, to manufacture our products, including FibriLyzer. Manufacturers of medical device products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields and quality control, including stability of the product candidate. The occurrence of any of these problems could significantly delay our clinical trials or the commercial availability of our products.

Our reliance on a single source to manufacture our products entails risks, including:

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reliance on the third party for regulatory compliance and quality assurance;
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limitations on supply availability resulting from capacity and scheduling constraints of the third parties;
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impact on our reputation in the marketplace if manufacturers of our products, once commercialized, fail to meet the demands of our customers; and
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impact of a catastrophic event at the third-party manufacturing facility on our ability to meet the demands of our customers.

The failure of any of our contract manufacturers to maintain high manufacturing standards could result in product liability claims, product recalls, product seizures or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could seriously harm our business or profitability.

Our contract manufacturers are required to adhere to FDA regulations. These regulations cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our product candidates and any products that we may commercialize. Our manufacturers may not be able to comply with applicable FDA regulations or similar regulatory requirements outside the United States. Our failure or the failure of our third-party manufacturers, to comply with applicable regulations could significantly and adversely affect regulatory approval and supplies of our product candidates.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that obtain regulatory approval on a timely and competitive basis. In addition, we may not be able to charge a high enough price for any product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

Contractual arrangements with licensors or collaborators may require us to pay royalties or make other payments related to the development of a product candidate, which would adversely affect the level of our future revenues and profits.

Even if we obtain all applicable regulatory approvals and successfully commercialize FibriLyzer and other products utilizing our technologies, contractual arrangements between us and a licensor, collaborator or other third party in connection with the respective product may require that we make royalty or other payments to the respective third party, and as a result we would not receive all of the revenue derived from commercial sales of such product.

Cybersecurity breaches could expose us to liability, damage our reputation, compromise our confidential information or otherwise adversely affect our business.

We maintain sensitive company data on our computer networks, including our intellectual property and proprietary business information. We face a number of threats to our networks from unauthorized access, security breaches and other system disruptions. Despite our security measures, our infrastructure may be vulnerable to attacks by hackers or other disruptive problems. Any such security breach may compromise information stored on our networks and may result in significant data losses or theft of our intellectual property or proprietary business information. A cybersecurity breach could hurt our reputation by adversely affecting the perception of customers and potential customers of the security of their orders and personal information. In addition, a cybersecurity attack could result in other negative consequences, including disruption of our internal operations, increased cyber security protection costs, lost revenues or litigation.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more key executive officers, or scientific officers, would be significantly detrimental to us. In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing, marketing and distribution, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities. Accordingly, we may not be able to continue to attract and retain the qualified personnel, which would adversely affect the development of our business.

Our failure to maintain effective internal controls over financial reporting may adversely affect the accuracy and timeliness of our financial reporting.

As described in “Part II, Item 9A. Controls and Procedures” included in this annual report on Form 10-K for the year ended December 31, 2016, we disclosed a material weaknesses in our disclosure controls and procedures and in our internal controls over financial reporting due to our small size and limited resources. While we are continuing to work to improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement or maintain effective controls, or difficulties encountered in their implementation or improvement, could cause us to fail to meet our reporting obligations or could result in a material misstatement to our financial statements or other disclosures, either of which could have an adverse effect on our business, financial condition or results of operations.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensors, collaborators or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. In addition, third parties could claim that our licensed technology or other technology relevant to or required by our expected products infringes on their intellectual property. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

Risks Related to the Securities Markets and Our Capital Structure

An active trading market for our common stock has not developed, and the market price for our common stock has been and may continue to be particularly volatile given the lack of liquidity and our status as a relatively unknown company with a limited operating history and lack of profits.

Although our common stock is quoted on the OTC Markets Group’s OTCQB tier, an active trading market has not developed for our common stock, and we cannot assure you that an active, public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or is not maintained, significant sale of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock. In addition, holders of our common stock may experience difficulty in reselling, or an inability to sell, their shares.

In addition, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as a consequence of the lack of liquidity in our common stock, any future trading of shares by our stockholders may disproportionately influence the price of those shares in either direction. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock.

The rights of holders of our common stock are subordinate to significant rights, preferences and privileges of our existing series of preferred stock, and to any additional series of preferred stock created in the future.

Under the authority granted by our Articles of Incorporation, our Board of Directors has established four separate series of outstanding preferred stock, including Series A, Series B-1, Series B-2 and Series C Preferred Stock, which have various rights and preferences senior to the shares of common stock. As a result of the liquidation preferences, in the event that we voluntarily or involuntary liquidate, dissolve or windup our affairs (including as a result of a merger), the holders of our preferred stock would be entitled to receive stated amounts per share, including any accrued and unpaid dividends, before any distribution of assets or merger consideration is made to holders of our common stock. Additionally, subject to the consent of the holders of our existing preferred stock, our Board of Directors has the power to issue additional series of preferred stock and to designate, as it deems appropriate (subject to the rights of the holders of the current series of preferred stock), the special dividend, liquidation or voting rights of the shares of those additional series. The creation and designation of any new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who is not an affiliate of our company and who has satisfied a six month holding period may, as long as we are current in our required filings with the SEC, sell securities without further limitation. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a one year holding period. Affiliates of our company who have satisfied a six month holding period may sell securities subject to limitations. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities. Currently, a substantial majority of our securities are either free trading or subject to the release of trading restrictions under the six month or one year holding periods of Rule 144.

The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.

The future sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. Our Amended and Restated Articles of Incorporation authorize us to issue 200,000,000 shares of common stock and, as of September 6, there were 33,571,862 shares of our common stock outstanding, and we have reserved 24,884,001 shares of our common stock for the potential issuance of shares upon the conversion of outstanding preferred stock, the exercise of warrants, or the conversion of the MVF Notes. We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute our current stockholders. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

Our common stock may be subject to the “penny stock” rules of the SEC, and the trading market in our common stock is limited, which makes transactions cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks in accordance with the provisions of Rule 15g-9 under the Exchange Act; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased, provided that any such purchase shall not be effected less than two business days after the broker or dealer sends such written agreement to the investor.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information, investment experience and investment objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) in highlight form, confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the shares of common stock. Consequently, it may be more difficult to execute trades of our common stock which may have an adverse effect on the liquidity of our common stock.

The conversion of preferred stock or exercise of outstanding warrants to acquire shares of our common stock would cause additional dilution which could cause the price of our common stock to decline.

Each of our Series B-1, Series B-2 and Series C Preferred Stock is convertible into shares of our common stock. In addition, we issued warrants, pursuant to which shares of our common stock may be acquired. In addition, as discussed above, on August 14, 2017 we issued the MVF Note to MVF and may in the future issue the Additional MVF Notes, all of which permit MVF to convert its MVF Notes into shares of our common stock. At September 6, 2017, there were 13,217,334 shares of our common stock underlying shares of preferred stock, 1,666,667 shares of common stock underlying the warrants, and 846,154 shares of our common stock underlying the MVF Notes, for which we have reserved an aggregate of 24,884,001 shares of our common stock for future issuance. To the extent that the preferred stock or MVF Notes are converted or warrants or stock options are exercised, existing common stockholders would experience additional dilution which may cause the price of our common stock to decline.

We do not expect to pay cash dividends in the foreseeable future on our common stock.

We have not historically paid cash dividends on our common stock, and we do not plan to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements set forth in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements regarding future events and financial results, including our ability to complete development of FibriLyzer, future clinical trials and regulatory approvals, and liquidity, as well as other statements that are not historical facts, are forward-looking statements. These forward-looking statements are generally identified by such words or phrases as “we expect,” “we believe,” “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions. While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are based on current expectations and assumptions that are subject to significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as otherwise required by law, we undertake no obligation to publicly release any updates to forward-looking statements to reflect events after the date of this prospectus, including unforeseen events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and results of our business include, but are not limited to:

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our history of operating losses and lack of revenues to date;
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our limited cash resources and our ability to obtain additional funding necessary to develop our products and maintain liquidity;
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the success of our clinical trials through all phases of clinical development;
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the need to obtain regulatory approval of our products and any delays in regulatory reviews or product testing;
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market acceptance of, and our ability to commercialize, our products;
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competition from existing products or new products that may emerge;
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changes in technology;
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our dependence on the development and commercialization of our primary product, FibriLyzer, to generate revenues in the future;
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our dependence on and our ability to maintain the Licensing Agreement;
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our ability and third parties’ abilities to protect intellectual property rights;
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potential product liability claims;
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our ability to maintain liquidity and adequately support future growth;
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changes in, and our ability to comply with, laws or regulations applicable to the life sciences or healthcare industries;
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our ability to attract and retain key personnel to manage our business effectively; and
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other risks and uncertainties described from time to time, in our filings made with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholder.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the OTC Markets Group’s OTCQB tier under the symbol “EXDI.” On September 6, 2017, the closing price of our common stock on the OTCQB was $0.12. The trading market for our common stock is very limited and sporadic, with limited or no volume, and can be volatile. The quotations are inter-dealer prices without retail markups, markdowns or commissions, and may not be a reliable indication of the value of our common stock. As of September 6, 2017, we had 33,571,862 shares of common stock outstanding and 47 holders of record of our common stock.

The following are the high and low prices of sales of common stock known to us, for the periods indicated.

	High	Low
2016:
First quarter	$3.05	$3.00
Second quarter	3.05	0.55
Third quarter	2.50	0.56
Fourth quarter	1.50	0.57
2017:
First quarter	$1.25	$0.26
Second quarter	0.65	0.20
Third quarter (through September 6, 2017)	0.65	0.10

Our holders of common stock, are entitled to dividends when and if declared by our Board of Directors in its sole and absolute discretion, out of funds legally available for that purpose. We do not anticipate that cash dividends or other distributions will be paid with respect to our securities in the foreseeable future.

BUSINESS

Corporate Information

Exactus was incorporated on January 18, 2008 as “Solid Solar Energy, Inc.” in the State of Nevada as a for-profit company. On May 16, 2013, we filed a certificate of amendment to our amended and restated articles of incorporation to change our name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc.

On February 29, 2016, we acquired all of the issued and outstanding capital stock of Exactus BioSolutions, Inc. (“Exactus Biosolutions”) pursuant to a Share Exchange Agreement, dated February 29, 2016, with Exactus BioSolutions (the “Share Exchange”). We issued 30 million shares of newly-designated Series B-1 Preferred Stock to the shareholders of Exactus BioSolutions in the Share Exchange, representing approximately 87% of voting control of the Company upon consummation of the Share Exchange. As a result of the Share Exchange, Exactus BioSolutions became a wholly-owned subsidiary of Exactus. Effective March 22, 2016, we changed our corporate name to “Exactus, Inc.” via a merger with our wholly-owned subsidiary, Exactus Acquisition Corp.

Through the Share Exchange, we acquired an exclusive license agreement (the “Licensing Agreement”) between Exactus BioSolutions and Digital Diagnostics Inc. (“Digital Diagnostics”) that we recognized as an intangible asset.   Pursuant to the Licensing Agreement, Digital Diagnostics granted to Exactus BioSolutions an exclusive license to develop, produce and commercialize certain diagnostic products, including FibriLyzer and MatriLyzer, that utilize certain intellectual property rights owned or licensed by Digital Diagnostics.

Following the Share Exchange and acquisition of the Licensing Agreement, we became a life science company that plans to develop and commercialize Point-of-Care diagnostics for measuring proteolytic enzymes in the blood based on a proprietary detection platform. Prior to our acquisition of Exactus BioSolutions, our primary business focus was on developing and commercializing drone technology. With this change in industry focus, a comparison of our financial statements for the current accounting periods to prior periods is not meaningful and should not be used to derive conclusions about trends in our financial performance and position over time.

Company Overview

We are a life science company based in Glen Allen, Virginia that will develop and commercialize Point-of-Care (“POC”) diagnostics for measuring proteolytic enzymes in the blood based on a novel detection platform. Our products will employ a disposable assay test strip combined with a portable and easy to use hand held detection unit, FibriLyzer, that provides a result as little as 30 seconds.

The first product will be used to assay fibrinolysis, which is the process by which blood clots are dissolved. The rate of fibrinolysis is carefully regulated and proper regulation of fibrinolysis is essential to maintain the integrity of the circulation system; too little fibrinolysis leads to the formation of clots (thrombosis) and too much fibrinolysis prevents normal coagulation and can lead to excessive bleeding (hemorrhage). A decreased level of fibrinolysis is associated with many pathological conditions including myocardial infarction, pulmonary embolisms/deep vein thrombosis (PE/DVT) and ischemic stroke. Further, complications associated with surgical procedures and trauma can induce a hyperfibrinolytic state, leading to hemorrhage. In all of these medical situations, time is of the essence and, we believe, current diagnostic technologies cannot return an actionable result in the time frame necessary to provide timely therapeutic intervention.

The FibriLyzer is expected to provide a simple, rapid and affordable means to assess the fibrinolytic state of a patient in a broad range of applications including (i) the management of hyperfibrinolytic states associated with surgery and trauma, (ii) obstetrics, (iii) diagnosis of acute events such as myocardial infarction and ischemic stroke, (iv) diagnosis of pulmonary embolism and deep vein thrombosis, (v) chronic coronary disease management, and (vi) as a monitoring device to evaluate the effectiveness of coagulation therapy. We anticipate that the use of FibriLyzer will provide the basis for improving management of patients who are at-risk of hemorrhage, expediting treatment, potentially improving patient outcomes, and saving money.

We plan to follow up FibriLyzer with a similar technology to detect collagenase levels in the blood. This product, MatriLyzer, is intended to be used to detect the recurrence (or initial occurrence in high risk patients) of cancer and can be used as an at-home monitoring device or during routine office visits. The appearance of elevated levels of collagenase, the enzyme that degrades collagen, have been proven to be an early biomarker of recurrent cancer. For patients that have been previously treated for cancer, specifically, solid tumors, if and when the tumor recurs is of paramount importance. Once a tumor has begun to grow and spread, we believe that MatriLyzer can be used to detect this event at an early stage. If desired, our device will be designed to communicate directly with the attending oncologist via a smart phone application to ensure that the tests are being used properly and, when collagenase levels are elevated, both patient and physician will know the patient should have a more thorough examination.

Unmet Medical Need

The formation of a blood clot and its successive dissolution, known as the hemostatic balance, is required to arrest blood loss from an injured vessel and provide for healing of the injury after which the clot is dissolved and the blood vessel is restored to normal function. However, disruption of this balance leads to hemostatic disorders with either excessive bleeding (hemorrhage) or excessive clotting (thrombosis). During and after surgery or trauma, it is critical to monitor the hemostatic status of a patient because excessive bleeding (inadequate coagulation) is a common problem; however, proper peri- and post-operative patient management requires constant monitoring of hemostasis/fibrinolysis and current technologies are either too slow or too cumbersome to use efficiently, resulting in delayed, wasted or misapplied treatments and potentially poor patient outcomes.

The Euglobulin Lysis Test (ELT) test is the only regulatory-cleared test for measuring fibrinolysis. Unfortunately, this test requires several hours to conduct and is therefore impractical for use in diagnosing hyperfibrinolysis when treating trauma cases or surgery where treatment decisions have to be made within a few minutes of symptoms. D-dimer is another routine test for assessing fibrinolytic activity. The D-dimer is a proteolytic breakdown product of fibrin that is easily measured by latex agglutination assay and is considered to be a surrogate biomarker for fibrinolysis; however, while the D-dimer test is used broadly, the test still requires at least 20 minutes to return a result and the test has a very low specificity rate (high false positives) making the utility of the test less than optimal for identifying patients with hyperfibrinolysis. The D-dimer test is not cleared by the FDA, but is provided in clinical chemistry labs and a Laboratory Developed Test (LDT).

Physicians recognize the inadequacy of ELT and other Conventional Coagulation Tests (CCTs) such as Prothrombin Time, Partial Thromboplastin Time, Fibrinogen Levels and D-dimer, so they have turned to viscoelastometric methods to gather information on the coagulation process (da Luz et al 2013, Ramos et al 2013, Yeung et al 2014). Viscoelastometric methods require a bulky apparatus (ROTEM/TEG) and at least 10-30 minutes per test to return graphical output from which parameters can then be derived to indicate levels of fibrinolytic activity. However, patients’ hemostatic conditions can change significantly in just a few minutes. These methods are unable to provide rapid diagnosis of fibrinolytic status in the OR and ER, and viscoelastometric methods lack the ability to provide true real-time feedback to physicians for optimal, case-specific administration of critical treatments to counteract hyperfibrinolysis during surgery or trauma management. Further, viscoelastometric tests provide information on only severe forms of hyperfibrinolysis and lack the sensitivity to diagnosis the onset of hyperfibrinolysis (Franz 2009, Schöchl et al 2012). The use of viscoelastometric devices is complicated further by the (i) requirement for multiple daily calibrations, (ii) the requirement for highly trained technicians to conduct the assay, and (iii) the lack of standardization of viscoelastometric protocols (da Luz et al 2013). As a result, there have been calls for a faster and easier-to-use tool for providing feedback on this important physiological process.

Product Candidates

FibriLyzer

FibriLyzer is a device based on new technologies that are patented or pending patent and designed to address the shortcomings of the viscoelastometric devices and other clinical tests such as D-dimer as well as ELT. The FibriLyzer has two components: First, a portable, hand held analyzer (about the size of blood glucose meters) measures the fibrinolytic activity in a drop of blood and returns a result in as little as 30 seconds. This unit is equipped with a bar-code scanner to accurately record patient information. The unit can be connected to a computer via a USB port to ensure that the results of each test become part of the patient’s electronic record and are communicated to the appropriate hospital staff. Second, a disposable assay test strip or “biosensor” contains a synthetic protein matrix that simulates a clot. A proprietary electrochemically active polymer (“elactomer”) is embedded into the matrix and is released as the synthetic “clot” is dissolved, which generates electrical current in direct proportion to the amount of fibrinolysis.

In practice, a disposable assay test strip is inserted into FibriLyzer device and a drop of blood is placed into an opening at the end of the strip. The blood sample is drawn into the strip by capillary action and the fibrinolysis assay begins immediately as the device measures the current across the test-end of the biosensor, which contains the synthetic fibrin matrix. At a specific time point (30 seconds), the end-point current is recorded and the results are displayed on an easy to read screen on the hand held unit. Based on a pre-defined threshold, the operator can immediately determine the fibrolytic state of the patient to inform patient management decisions in real time. Once the test is completed, the assay test strip is removed and discarded.

In May 2013, a clinical beta test was performed as an initial assessment of a prototype device in a clinical setting. The trial included 30 healthy volunteers and 62 patients from the cardiology ward at University Hospital “Queen Yoanna” in Sofia, Bulgaria and was managed by Prof. Assen Goudev, Departmental Chair of Cardiovascular Medicine.

The three goals of this beta test were accomplished: (i) medical personnel easily managed the administration of FibriLyzer; (ii) samples from the healthy volunteers produced fibrinolysis readings that demonstrated a grouping from which a “normal range” could be derived; and (iii) after only 20 seconds, the samples taken from the cardiac patients yielded a scattered distribution that was very different than the comparatively tight distribution for the healthy sample, demonstrating the cardiovascular patients’ varying degrees of elevated fibrinolysis.

This beta test showed that the technology performed as expected in a clinical setting and confirmed that it should move into formal clinical trials designed to garner marketing approval. During the first quarter of 2017, we received feedback from the FDA review of our PreSubmission Package which describes our plans for developing our lead program, the FibriLyzer. Through this process, we received confirmation that we are able to proceed with the development of the FibriLyzer via the 510(k) pathway. Additionally, we plan to seek a waiver from the requirements of the Clinical Laboratory Improvement Amendment of 1988 (“CLIA”). The FDA typically grants CLIA waivers for simple tests with a low risk for an incorrect result. If we receive a CLIA waiver, we will be able to proceed with the development of the FibriLyzer without special laboratory certification, inspection, or proficiency testing.

In the European Union (the “EU”), we will seek to register FibriLyzer under Annex II List B of the European Directive 98/79/EC, which requires that we declare and ensure that FibriLyzer meets the requirements described in this annex.

It is anticipated that the clinical studies will include sites in both the U.S. and the EU and the protocol will be designed such that both the FDA as well as the EU’s IVD CE Mark requirements are met. We plan to use sufficient sites in the U.S. and EU to expedite the time needed to complete our clinical development. We will work closely with the FDA to ensure that our clinical development and analytical plans are sufficiently robust to satisfy the regulatory requirements and plan to seek marketing clearance with EU authorities concurrently with the Food, Drug, And Cosmetic Act (the “FDAC”) in mid-2018 and anticipate that we will be eligible to market and sell products by the end of 2018.

MatriLyzer

Using technology similar to FibriLyzer, we intend to develop a diagnostic device to detect the recurrence of cancer, specifically solid tumors. Each year, more than 700,000 people undergo cancer surgery in the United States. However, more than 40% of those patients recur and require additional treatments, often with poor outcomes. There remains an unmet need to diagnose cancer recurrence at its earliest stages in order to treat the patient swiftly.

Well-characterized proteases have been long recognized as major contributors to the proteolytic degradation of extracellular matrix during tumor invasion. In the recent years, other non-matrix proteins have also been identified as protease substrates thus significantly broadening our understanding of these enzymes as proteolytic executors and regulators in tumor progression. As with fibrinolysis, MatriLyzer will detect the increase in collagenase activity in the blood using the same elactomer technology used in FibriLyzer. In MatriLyzer, the biosensor will contain a collagen-based matrix, but the principle of detection will remain the same. Our approach will be to validate the correlation of increased collagenase levels with cancer recurrence and then market the test for routine office use or at-home use.

Global Medical Diagnostics Device Market

The In Vitro diagnostics device industry is currently one of the most dynamic and innovative economic sectors today, driven by rapid advances in molecular biology, micro-technology and biomedical research. These advances have combined to enable the collection of biometric data of scope and accuracy much greater than just ten or fifteen years ago. The sector can be divided into various horizontal segments such as cardiovascular, oncology, hematology, and neurology. Diagnostic devices may be utilized independently to assess specific biomarkers; or they may act as “companion” devices, working in conjunction with therapeutics or other treatments to improve patient outcomes. Currently bringing in over $50 billion in revenue, the industry is expected to continue to expand as new technologies are introduced that directly address previously unmet needs of patients and clinicians.

Globally, the U.S. market is the largest, providing for roughly one third of all diagnostic-related revenues. The regulatory pathway has been criticized for being overly cumbersome; however, recent efforts to streamline and clarify the processes have improved outcomes in the approval process. A recent survey (Parmar, 3.26.14) revealed that despite greater cost concerns, most hospital CEOs are open to new technologies if they can improve the quality of patient care, lower hospitals’ overall costs, or increase the efficiency of their clinical staffs. Despite increased scrutiny, the U.S. market for diagnostic devices is expected to show continued growth due to an increasing ability of researchers to address unmet needs, greater participation in preventive care, and the need to monitor and manage “lifestyle” diseases (cardiovascular, diabetes, etc.) of the growing elderly population.

The European market is currently the second largest and is generally viewed as being more accommodating to new devices and technologies. As in the U.S., serving unmet needs and managing lifestyle diseases are engines of growth. Emerging markets are recognized as providing the opportunity for fastest growth as higher middle-class incomes and increasing awareness of the benefits of a healthcare system drive new demand through higher participation rates. Also, new government policies encourage the introduction of advanced technologies to rural regions.

We plan to initially market FibriLyzer for the identification of hyperfibrinolytic states associate with (i) surgery and trauma, (ii) obstetrics, (iii) acute events such as myocardial infarction and ischemic stroke, (iv) pulmonary embolism and deep vein thrombosis, and (v) chronic coronary disease management. Together these markets have more than 10 million cases annually.

The market for MatriLyzer is quite large with over 4 million patients treated for cancer each year in the U.S. and EU who could be monitored for recurrence of cancer by observing collagenase levels. In addition to newly treated patients, a pool of 20 million potentially recurrent cancer survivors would be eligible for collagenase monitoring as well. Both patients and survivors will potentially benefit from regular and frequent monitoring for recurrence.

Licensing Agreement

Our business substantially depends on our licensed technology. We have entered into a Licensing Agreement with Digital Diagnostics to develop, produce and commercialize certain diagnostic products, including FibriLyzer and MatriLyzer, which utilize certain intellectual property rights owned or licensed by Digital Diagnostics. The Licensing Agreement provides for Exactus BioSolutions and Digital Diagnostics to collaborate through the various steps of the product and device development process, including the development, regulatory approval, commercialization and manufacture stages. Exactus BioSolutions is required to pay Digital Diagnostics, in cash and/or stock, an initial signing payment, milestone fees triggered by the first regulatory clearance or approval of each of FibriLyzer and MatriLyzer, and various sales thresholds, and royalty payments based on the net sales of the products, calculated on a product-by-product basis. The initial signing payment is due within seven days of the effective date of the agreement, with the remaining amount due upon closing of certain of our financing transactions. In 2016, we paid $50,000 to Digital Diagnostics as part of the initial signing payment under the Licensing Agreement and $21,659 in legal expenses. As of December 31, 2016, we accrued an additional $171,033 in licensing fees due to closing a financing transaction in the fourth quarter of 2016, of which $75,000 was paid during the first quarter of 2017 and $96,033 remained due to Digital Diagnostics as of June 30, 2017.  We will be obligated to pay additional amount of this initial signing payment upon closing future capital raise transactions. No milestones have been met and no milestone fees have been paid or accrued for through June 30, 2017.

The License Agreement is effective on a product-by-product and country-by-country basis until such time as neither Digital Diagnostics nor Exactus Biosolutions has any obligation to the other under the License Agreement in such country with respect to such product. The License Agreement may be terminated by Exactus BioSolutions as a whole or on a country-by-country and/or product-by-product basis, effective upon at least six (6) months written notice if regulatory approval has been obtained in the U.S. or in the EU, or upon at least three (3) months written notice if regulatory approval has not been obtained in the U.S. or in the EU. Either party may terminate the License Agreement in the event the other party materially breaches the License Agreement, or becomes insolvent.

Competition

We compete in the in vitro diagnostics device industry, subject to rapid changes in micro-technology and biomedical research, and significantly affected by new product introductions. We know of no other competitor developing hand-held point-of-care devices that detect fibrinolysis or collagenase. The FibriLyzer works by determining fibrinolytic activity by the rate at which a proprietary synthetic fibrin matrix is dissolved by enzymes in the blood. Our principal competitors include companies that sell point-of-care table top devices for such detection through different methods, including thromboelastography (TEG®) by Haemonetics Corporation, and rotation thromboelastometry (ROTEM ®) by Tem International.

Our product is unique because unlike TEG and ROTEM, it does not require a significant amount of blood, or technical expertise to operate. In addition, these products require 10-30 minutes to deliver any data. We believe that the absence of a hand-held point-of-care device for the detection of fibrinolysis or collagenase in real time creates a significant opportunity to penetrate the market.

Manufacturing, Distribution and Marketing

We are working with TaiDoc in Taipei, Taiwan, a well-established medical device manufacturer with certifications from regulatory authorities worldwide, including the FDA, to manufacture the FibriLyzer and disposable assay test strips. We have recently completed a formal agreement with TaiDoc to develop and manufacture these products. As described in more detail under “—Government Regulation and Approval,” these third parties must comply with FDA and applicable foreign regulations regarding manufacturing our products. Failure to maintain compliance with such regulations could result in a sudden or unexpected interruption in our operations as we may not be able to quickly establish additional or replacement manufacturers of our products.

We do not have dedicated sales, marketing or distribution personnel yet, because none of our products have been approved for commercial sale. If and when our products are approved for commercial sale, we intend to Develop an in-house team in the United States to market and distribute our products. We expect to collaborate with the medical community and to utilize online marketing to showcase and create awareness of our products. Our initial marketing efforts will target physicians, hospital administrators, hospital service providers, and group purchasing organizations.

Government Regulation and Approval

United States Product Development, Review and Approval Process

The FDA regulates all medical devices commercially distributed in the United States. Medical devices are defined by the FDAC and subject to the regulatory controls of the FDAC and other federal regulations. The FibriLyzer is considered a medical device pursuant to the FDAC, and is thereby subject to the FDAC’s pre-market requirements.

Prior to the commercial distribution of the FibriLyzer in the United States, a pre-market approval, pre-market clearance, or an exemption from the FDA must be secured. We are requesting clearance of the FibriLyzer as a Class II device pursuant to the FDAC 510(k) pre-market clearance process, which requires us to submit a 510(k) notification to the FDA demonstrating that the FibriLyzer is substantially equivalent to a device already on the market that does not require pre-market approval, known as a “predicate.” A device will be deemed to be substantially equivalent to a predicate if it has the same intended use and technological characteristics. Where a device’s technological characteristics are different from the predicate, the FDA may nonetheless conclude that it is substantially equivalent as long as it has the same intended use, and the information provided to the FDA does not raise new questions of safety or effectiveness and demonstrates that the device is as safe and effective as the predicate. A successful 510(k) approval results in an order from the FDA stating that the device is substantially equivalent to a predicate and that it can be marketed in the United States.

United States Post-Approval Processes

We are in the process of pursuing the regulatory approvals required to sell our products in the United States. Any products for which we receive FDA approvals will be subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. Furthermore, product manufacturers must continue to comply with good manufacturing practices requirements, which are extensive and require considerable time, resources and ongoing investment to ensure compliance. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Manufacturers and other entities involved in the manufacturing and distribution of an approved biological or medical device product are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices and other laws. The good manufacturing practices requirements apply to all stages of the manufacturing process, including the production, processing, sterilization, packaging, labeling, storage and shipment of the product. Manufacturers must establish validated systems to ensure that products meet specifications and regulatory standards, and test each product batch or lot prior to its release.

Manufacturers of biological products must also report to the FDA any deviations from good manufacturing practice that may affect the safety, purity or potency of a distributed product; or any unexpected or unforeseeable event that may affect the safety, purity or potency of a distributed product. The regulations also require investigation and correction of any deviations from good manufacturing practice and impose documentation requirements.

We currently rely on third parties for the production of our products. Future FDA and state inspections may identify compliance issues at the facilities of contract manufacturers may disrupt production or distribution or may require substantial resources to correct.

The FDA may withdraw a product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Furthermore, the failure to maintain compliance with regulatory requirements may result in administrative or judicial actions, such as fines, warning letters, holds on clinical studies, product recalls or seizures, product detention or refusal to permit the import or export of products, refusal to approve pending applications or supplements, restrictions on marketing or manufacturing, injunctions or civil or criminal penalties.

In addition, from time to time, new legislation is enacted that can significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative or FDA regulation or policy changes will be enacted or implemented and what the impact of such changes, if any, may be.

International Regulation

We may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. Therefore, we cannot assure that we will be able to satisfy the regulatory requirements to sell our products in any foreign country.

Facilities

We currently lease a mailbox address and shared office space in Glen Allen, Virginia. Our lease expires in March 2018. Almost all of our business is conducted virtually. We believe that this arrangement is adequate to meet our current needs. If additional or alternative space is needed in the future, we believe such space will be available on commercially reasonable terms as necessary.

Employees

As of June 30, 2017, we have 4 employees, all of which are full time.

Legal Proceedings

On January 20, 2017, Robert F. Parker (the “petitioner”) filed a petition in the Supreme Court of the State of New York, County of New York, naming, among others, the Company and Ezra Green, a former shareholder, director and officer of the Company, as respondents. The petition was received by us on February 7, 2017. The petitioner previously had a judgment entered in his favor and against Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Group, Inc. (together, “Clear Skies”), in the amount of $331,132.45, with interest accruing at a rate of 9% per year from November 21, 2014 (the “Judgment”). The Judgment remains outstanding. The petition alleges, among other things, that through a series of allegedly fraudulent conveyances occurring before the Judgment was entered against Clear Skies, the major assets of Clear Skies, which were comprised of various patents, were transferred from Clear Skies to Carbon 612 Corporation (“Carbon”), and from Clear Skies and Carbon to us. The petition further alleges, among other things, that the transfers were without fair consideration and rendered Clear Skies, the judgment-debtor, insolvent. The petitioner seeks the entry of a judgment against us and the other respondents in the amount of the outstanding Judgment, with all accrued interest, reasonable attorneys’ fees and costs and disbursements.

 The parties have reached an agreement on settlement and the settlement agreement has been executed and a stipulation dismissing the case with prejudice has been executed and submitted to the court. The settlement agreement requires co-defendant Ezra Green to make an initial payment with subsequent, additional payments over time. Once the initial payment is made, the settlement agreement becomes effective and the case will be dismissed with prejudice. We have agreed, in exchange for the dismissal of all claims with prejudice, to agree to pay up to $20,000, at $2,000 per month beginning in January 2018 at the earliest, if co-defendant Ezra Green defaults on his subsequent payment obligations under the terms of the settlement agreement. Our liability is capped at $20,000 in total, memorialized in a confession of judgment note, plus statutory interest if the plaintiff must file suit against us to collect on the confession of judgment note.

MANAGEMENT

Executive Officers

Our current executive officers are as follows:

Name	Title
Philip J. Young	President, Chief Executive Officer and Chairman of the Board

James R. Erickson, Ph.D	Chief Business Officer

Kelley A. Wendt	Chief Financial Officer and Treasurer

Timothy Ryan	Executive Vice President

Philip J. Young, age 59, was appointed as our President, Chief Executive Officer, and Chairman of the Board in March 2016. He was previously appointed as a member of the Board of Directors on February 29, 2016. Mr. Young was a Founder of Exactus BioSolutions and served as its Chairman, President and Chief Executive Officer. He has served as a Director and Executive Officer for public and private companies for the past 20 years where he has created significant shareholder value, built integrated commercial operations and directed successful M&A transactions. From October 2011 through December 2014, he served as President, Chief Executive Officer and Director for AmpliPhi Biosciences, a global biopharmaceutical company, where he completed a transformational restructuring, collaborations and financings. He was the President, Chief Executive Officer and Director of Osteologix, Inc. from April 2007 – March 2011, where he established corporate offices in Ireland after successfully completing a global divestiture of its lead program. Prior to joining Osteologix, Mr. Young served as an Executive Vice President and Chief Business Officer for Insmed Inc., a publicly traded biotechnology company where he directed all financing, commercial and corporate communications activities. Prior to Insmed Inc., Mr. Young held executive positions at Élan, Neurex, and Pharmacia Corporations. Mr. Young started his management career in the biopharmaceutical industry at Genentech Inc. where he was responsible for their cardiovascular and endocrine product launches sales and marketing.

James R. Erickson, Ph.D, age 55, was appointed as our Chief Business Officer on December 1, 2016, effective December 5, 2016. Prior to joining Exactus, Dr. Erickson served as a Senior Transaction Advisor at Ferghana Partners, a healthcare investment bank focusing on financings, M&A and corporate partnering in the diagnostic and therapeutic sectors, a position he held since October 2013. Previously, Dr. Erickson served as Chief Executive Officer of BayPoint Biosystems, Inc., a proteomic company focused on commercializing diagnostics/research tools-oriented technology from the M.D. Anderson Cancer Center, from December 2005 to August 2013.

Kelley A. Wendt, age 43, was appointed as our Chief Financial Officer and Treasurer. From December 2011 through September 2014, Ms. Wendt served as the Chief Financial Officer and consultant for Ampliphi BioSciences, a global biopharmaceutical company. Prior to joining AmpliPhi, she served as the Chief Financial Officer for Osteologix, Inc. Prior to joining Osteologix, Ms. Wendt served as the Chief Financial Officer for Crop Life America, a global chemical industry trade organization, from 2006 to 2008. She is the former Controller for Sheltering Arms Hospitals, a rehabilitation hospital company with nine facilities across the Richmond, Virginia region. Her pre-executive experience consists of several regional and national public accounting firms, primarily in audit and consulting roles. Ms. Wendt received a B.S. in Business, Accounting, from Wright State University.

Timothy Ryan, age 57, was appointed as our Executive Vice President in March 2016. He was appointed as a member of our Board of Directors on February 29, 2016. Mr. Ryan was a Founder and Executive Vice President of Exactus BioSolutions. He was the Founder, and for the past seven years, Managing Director, of The Shoreham Group, a Life Sciences Advisory and Investor Relations firm. In 2012, Mr. Ryan led the successful leveraged buy-out of Merrill Industries, a manufacturer and distributor of packaging products. He currently serves on its board of directors. For the five years preceding Shoreham’s formation in 2008, he was a Senior Vice President of the Trout Group, a Life Sciences Advisory and Investor Relations firm. Prior to that, he was the Chairman of the Board of Stracq, Inc., an acquisition vehicle where he led the successful buyout of a healthcare ingredient company, Stryka Botanics, from Chapter 11 bankruptcy. On Wall Street, he has been an Investment Banker and Head of Capital Markets where he managed both public offerings and private placements. He also ran a syndicate department and managed Institutional and Retail sales teams. Mr. Ryan was a Senior Vice President of Lehman Brothers and a Principal of the Hambrecht & Quist Group. He is a graduate of Boston College.

Executive Compensation

The following table provides information on the total compensation earned by our Chief Executive Officer and our next most highly-compensated executive officer who earned over $100,000 for the year indicated below (the “named executive officers”).

Summary Compensation Table

	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)	All Other Compensation	Total

Philip J. Young	2016	$297,917	$--	$--	$--	$297,917
President and Chief Executive Officer

Timothy Ryan	2016	$110,000	$--	$--	$--	$110,00
Executive Vice President
______________
(1) Pursuant to our employment agreements with Mr. Young and Mr. Ryan, we have agreed to grant stock options to these officers as described under “—Employment Agreements” below. We anticipate that our Board of Directors will determine the amount of these awards and grant these stock options following adoption of our Stock Option Plan in the first quarter of 2017.

Employment Agreements

We have entered into agreements with each of our executive officers. The following summaries of these agreements are not intended to be complete and are qualified in their entirety by reference to copies of those agreements filed as exhibits to the Registration Statement of which this prospectus forms a part and incorporated herein by reference.

Employment Agreement with Philip J. Young. Effective December 15, 2015, we entered into an employment agreement with Mr. Young pursuant to which he will serve as our President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Young will receive a base salary at an initial rate of $390,000 per year. For a limited period until we have raised at least $5 million of capital, he will receive a reduced salary of $325,000 per year. Within 30 days after we raise at least $5 million of capital, Mr. Young will receive, as a lump sum bonus payable in cash or stock at our discretion, the amount equal to the difference between the amount he would have been paid at his initial rate of $390,000 and the amount he was paid at the reduced salary level. In addition, Mr. Young will have the opportunity to earn an annual performance bonus of up to 75% of his base salary based on performance criteria set by our Board of Directors. Also pursuant to the employment agreement, we agreed to grant stock options to Mr. Young to purchase shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant as reasonably determined by our Board of Directors in good faith. Pursuant to the agreement, 50% of the options were to vest on December 31, 2016 and the other 50% will vest ratably over a thirty-six month period beginning in January 2017. Mr. Young also is entitled to an automobile allowance of $1,500 per month, disability insurance coverage equal to his base salary, life insurance with a $2 million death benefit, reimbursement of certain expenses, health, dental and vision coverage in accordance with our usual practices and participation in all other benefit plans maintained by us.

Mr. Young’s employment agreement may be terminated by us at any time for “Cause” (as defined in his employment agreement) and by Mr. Young upon 14 days’ prior written notice, or upon Mr. Young’s death or disability. The employment agreement also provides for termination of Mr. Young’s employment by us without Cause or by Mr. Young for “Changed Circumstances” (as defined in his employment agreement).

If Mr. Young’s employment is terminated by us without Cause or by him for Changed Circumstances, and provided that Mr. Young releases and waives his claims against us as provided in the employment agreement, he is entitled to receive (i) monthly severance payments and continuation of benefits for a period equal to the greater of (A) 6 months or (B) the number of months between December 15, 2015 and his termination, up to a maximum of twelve months, (ii) accelerated vesting of equity awards as if his employment had continued during such period and (iii) a pro rata portion of any eligible bonus compensation. If Mr. Young’s employment is terminated by us (with or without Cause) or by him for Changed Circumstances in connection with or following a “Change in Control” (as defined in his employment agreement), he will be entitled to receive the benefits in the preceding sentence as if his employment were terminated more than twelve months after December 15, 2015, plus the pro rata portion of any eligible bonus compensation.

Mr. Young’s employment agreement also contains restrictive covenants relating to the protection of confidential information, non-competition and non-solicitation. The non-solicitation and non-competition covenants apply during the term of his employment and continue generally for a period of 12 months following the termination of his employment. Mr. Young will not be entitled to any severance or change in control benefits under his employment agreement if he breaches any of these covenants.

Employment Agreement with Kelley Wendt. Effective March 16, 2017, we entered into an employment agreement with Kelley Wendt which provides for her continued services as the Chief Financial Officer of the Company. The initial term of the employment agreement will end on February 1, 2019 and will automatically renew for successive one (1) year terms, unless either we provide to Ms. Wendt, or Ms. Wendt provides to us, written notice of nonrenewal at least thirty (30) days prior to the expiration of the then current term. The employment agreement may be immediately terminated by us for “Cause” (as defined in her employment agreement) or by us or Ms. Wendt upon two (2) months’ advance written notice.

Ms. Wendt will receive an initial annual gross base salary of $90,000 (the “Annual Base Salary”) and is eligible to earn an annual performance bonus equal to up to 60% of her Annual Base Salary (the “Performance Bonus”) based upon performance criteria established by us from time to time. She also is eligible to participate in our stock incentive plan. Ms. Wendt will be entitled to receive up to twenty-five (25) days paid vacation each year and to participate in all employee health and welfare benefits plans for which she is eligible.

The employment agreement also includes covenants relating to non-disclosure of confidential information and non-competition, non-solicitation of customers, and non-solicitation and non-hiring of employees for a period of one year following termination of employment.

Employment Agreement with Timothy Ryan. Effective December 15, 2015, we entered into an employment agreement with Mr. Ryan pursuant to which he will serve as our Executive Vice President. Under the terms of the employment agreement, Mr. Ryan will receive a base salary at an initial rate of $240,000 per year. For a limited period until we have raised at least $5 million of capital, he will receive a reduced salary of $120,000 per year. Within 30 days after we raise at least $5 million of capital, Mr. Ryan will receive, as a lump sum bonus payable in cash or stock at our discretion, the amount equal to the difference between the amount he would have been paid at his initial rate of $240,000 and the amount he was paid at the reduced salary level. In addition, Mr. Ryan will have the opportunity to earn an annual performance bonus of up to 50% of his base salary based on performance criteria set by our President and Chief Executive Officer. Also pursuant to the employment agreement, we agreed to grant stock options to Mr. Ryan to purchase shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant as reasonably determined by our Board of Directors in good faith. Pursuant to the agreement, 50% of the options were to vest on December 31, 2016 and the other 50% will vest ratably over a thirty-six month period beginning in January 2017. Mr. Ryan also is entitled to an automobile allowance of $1,250 per month, disability insurance coverage equal to his base salary, life insurance with a $1 million death benefit, reimbursement of certain expenses, health, dental and vision coverage in accordance with our usual practices and participation in all other benefit plans maintained by us.

Mr. Ryan’s employment agreement may be terminated by us at any time for “Cause” (as defined in his employment agreement) and by Mr. Ryan upon 14 days’ prior written notice, or upon Mr. Ryan’s death or disability. The employment agreement also provides for termination of Mr. Ryan’s employment by us without Cause or by Mr. Ryan for “Changed Circumstances” (as defined in his employment agreement).

If Mr. Ryan’s employment is terminated by us without Cause or by him for Changed Circumstances, and provided that Mr. Ryan releases and waives his claims against us as provided in the employment agreement, he is entitled to receive (i) monthly severance payments and continuation of benefits for a period equal to the greater of (A) 6 months or (B) the number of months between December 15, 2015 and his termination, up to a maximum of twelve months, (ii) accelerated vesting of equity awards as if his employment had continued during such period and (iii) a pro rata portion of any eligible bonus compensation. If Mr. Ryan’s employment is terminated by us (with or without Cause) or by him for Changed Circumstances in connection with or following a “Change in Control” (as defined in his employment agreement), he will be entitled to receive the benefits in the preceding sentence as if his employment were terminated more than twelve months after December 15, 2015, plus the pro rata portion of any eligible bonus compensation.

Mr. Ryan’s employment agreement also contains restrictive covenants relating to the protection of confidential information, non-competition and non-solicitation. The non-solicitation and non-competition covenants apply during the term of his employment and continue generally for a period of 12 months following the termination of his employment. Mr. Ryan will not be entitled to any severance or change in control benefits under his employment agreement if he breaches any of these covenants.

Employment Agreement with James R. Erickson, Ph.D. On December 1, 2016, we entered into an employment agreement with Dr. Erickson, dated December 1, 2016 (the “Employment Agreement”), which provides for his service as Chief Business Officer of the Company. Dr. Erickson’s employment will continue until it is otherwise terminated by either party pursuant to the terms of the Employment Agreement. The Employment Agreement may be terminated by us without “Cause” upon three months’ advance written notice, or for “Cause”, and by Dr. Erickson without “Good Reason” or for “Good Reason” (as those terms are defined in the Employment Agreement).

Dr. Erickson will receive an initial limited annual base salary of $125,000 (the “Limited Salary”) from December 5, 2016 until we have brought in an aggregate of $5 million in financing, whether through the sale of securities or otherwise (the “Limited Salary Period”). At the conclusion of the Limited Salary Period, Dr. Erickson will receive an annual base salary of $250,000 (the “Base Salary”). Dr. Erickson is eligible to earn an annual performance bonus equal to up to 55% of his Limited Salary or Base Salary, based upon performance criteria set by the Board of Directors in its sole discretion on an annual basis. The agreement provides for the grant of stock options for 1,000,000 shares of our common stock, half of which will vest on December 31, 2017, or immediately upon the establishment of a stock option plan in 2017. The other half will vest monthly on the first day of each subsequent month, commencing January 1, 2018, at a rate of 1/36 of the total number of remaining shares per month. Pursuant to the terms of the Employment Agreement, vesting will be accelerated following a termination or Change in Control (as defined in the Employment Agreement). Dr. Erickson will be entitled to participate in all employee benefit plans for which he is eligible, including health and dental insurance, life and disability insurance, and all other employee benefit plans effected for our employees generally pursuant to the Employment Agreement.

If we terminate Dr. Erickson’s employment for Cause, as provided by the Employment Agreement, he will be entitled to receive the Initial Salary or Base Salary or bonus earned and unpaid through the date of termination. In the event we terminate Dr. Erickson’s employment without Cause or Dr. Erickson terminates his employment for Good Reason, as provided in the Employment Agreement, Dr. Erickson will be entitled to receive (i) a payment in the amount of his Base Salary or Limited Salary (whichever is applicable) for the greater of six months or the number of full months between December 5, 2016 and date of termination up to a maximum of twelve months (the “Severance Period”), (ii) continuation of his benefits (to the extent authorized by COBRA) on a monthly basis for the Severance Period; and (iii) accelerated vesting of any stock options subject to vesting with respect to the number of shares that would have vested during the Severance Period if Dr. Erickson had remained employed by us during such time. In the event that we terminate Dr. Erickson’s employment without Cause, or by the Executive for Good Reason, within six months following a Change in Control of the Company, pursuant to the terms of the Employment Agreement, Dr. Erickson will be entitled to receive (i) payment in the amount of his Base Salary or Limited Salary (whichever is applicable) for twelve months, (ii) continuation of his benefits for twelve months (to the extent authorized by and consistent with COBRA), (iii) accelerated vesting of any stock options subject to vesting with respect to the number of shares that would have vested during the Severance Period if Dr. Erickson had remained employed by us during such time, and (iv) any pro-rated bonus portions which the Board of Directors, at its sole discretion, determines had been earned by Dr. Erickson, which will be in lieu of any benefits to which Dr. Erickson is otherwise entitled.

Dr. Erickson’s agreement also includes covenants relating to non-disclosure of confidential information and non-competition, non-solicitation, non-interference with customers, and non-hiring of employees for a period of one year following termination of employment.

Stock Option Plan

As of June 30, 2017, we did not have any compensation plans under which shares of our common stock were authorized for issuance, nor did we have any stock options outstanding.

Board of Directors

Our Board of Directors currently consists of three directors: Philip J. Young, Timothy Ryan and Krassen Dimitrov, none of whom would be considered “independent” within the meaning of NASDAQ listing standards. Mr. Young and Mr. Ryan also are executive officers of the Company, and their biographical information can be found above under “—Executive Officers.”

Krassen Dimitrov, age 48, was appointed to serve as a member of our Board of Directors in March 2016. Dr. Dimitrov is the Founder and Managing Director of Digital Diagnostics, Pty. Ltd – a spinout startup company from the Australian Institute for Bioengineering and Nanotechnology (AIBN) where Dr. Dimitrov was a Group Leader from 2006 until 2012. Prior to AIBN, he was the Founder and CTO of NanoString Technologies (NASDAQ: NSTG) in Seattle (2003-2006), a company he founded to commercialize his invention of fluorescent nanobarcodes for single molecules. Prior to NanoString, Dr. Dimitrov was the Director of the DNA Microarray Laboratory at the Institute for Systems Biology in Seattle (2000-2003), and played a significant role in the formation and early growth of the Institute. During his research career Dr. Dimitrov has made many significant research discoveries. Most importantly he invented and pioneered the barcodes for single-molecule detection, which are currently marketed by NanoString Technologies. More recently Dr. Dimitrov invented and developed products for rapid and sensitive detection of proteolytic activities with handheld electronic devices. These products are currently in the process of clinical testing and commercialization by Exactus, Inc. (OTC: EXDI) and will find applications in detection of fibrinolysis and metastatic degradation of extracellular matrices. Dr. Dimitrov holds a Ph.D. in Biochemistry from Baylor College of Medicine, and M.Sc. in Biotechnology from Sofia University. Dr. Dimitrov is invaluable to our Board of Directors as a recognized leader in the field of diagnostics and nanotechnology and as the primary developer of the technology upon which our products are dependent.

Director Compensation

Our directors currently do not receive any compensation for their service as members of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently have a consulting arrangement with Dr. Krassen Dimitrov, a director and shareholder of the Company. In February 2016, we entered into a consulting agreement with Dr. Dimitrov pursuant to which we retained KD Innovations Ltd., a company fully owned by him (“KD Innovations”), for a fee of $25,000 per month during the term of the arrangement, to manage the design and production of our lead device, FibriLyzer, and provide scientific expertise. For the six months ended June 30, 2017 and for the year ended December 31, 2016, we recognized $150,000 and $250,000 respectively, in research and development expenses in connection with these consulting services. The consulting agreement does not have a fixed term; however, it may be terminated with immediate effect at any time upon mutual agreement between us and KD Innovations, or by either party with 90-days written notice to the other party.

In addition, Dr. Dimitrov is President and a 78% owner of Digital Diagnostics, Inc., with whom we have entered into the Licensing Agreement. The Licensing Agreement provides for Exactus BioSolutions and Digital Diagnostics to collaborate through the various steps of the product and device development process, including the development, regulatory approval and commercialization stages. Exactus BioSolutions is required to pay Digital Diagnostics, in cash and/or stock, an initial signing payment, milestone fees triggered by the first regulatory clearance or approval of each of FibriLyzer and MatriLyzer, and various sales thresholds, and royalty payments based on the net sales of the products, calculated on a product-by-product basis. The initial signing payment is due within seven days of the effective date of the agreement, with the remaining amount due upon closing of certain of our financing transactions. In 2016, we paid $50,000 to Digital Diagnostics as part of the initial signing payment under the Licensing Agreement and $21,659 in legal expenses. As of December 31, 2016, we accrued an additional $171,033 in licensing fees due to closing a financing transaction in the fourth quarter of 2016, of which $75,000 was paid during the first quarter of 2017 and $96,033 remained due to Digital Diagnostics as of June 30, 2017.  We will be obligated to pay additional amount of this initial signing payment upon closing future capital raise transactions. No milestones have been met and no milestone fees have been paid or accrued for through June 30, 2017.

On June 28, 2017, we issued to two of our executive officers a promissory note in the principal amount up to $100,000, which amount may be drawn upon by us as bridge financing for general working capital purposes. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of our securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised. As of June 30, 2017, we have drawn $48,000 on the promissory note and recorded as a note payable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 6, 2017 regarding the number of shares of our common stock beneficially owned by each director, each executive officer and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent ofClass (1)
Common Stock	Philip J. Young	8,668,000(2)	25.7%
Common Stock	Kelley A. Wendt	600,000(3)	1.8%
Common Stock	Timothy Ryan	8,618,000(4)	25.5%
Common Stock	James R. Erickson	1,600,000	4.8%
Common Stock	Krassen Dimitrov	3,600,000(5)	10.7%
	Directors and executive officers as a group (5 individuals)	23,086,000	68.5%
  ______________
(1) Based on 33,571,862 shares of our common stock outstanding as of September 6, 2017.
(2) Includes 168,000 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock at a rate of one share of common stock for each share of Series B-2 Preferred Stock.
(3) Includes 600,000 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock at a rate of one share of common stock for each share of Series B-1 Preferred Stock.
(4) Includes (i) 2,950,000 shares of common stock held by Willets Capital over which Mr. Ryan has sole voting power and investment power, (ii) 2,850,000 shares of common stock held by Tonset Capital, over which Mr. Ryan has sole voting power and investment power, (iii) 400,000 shares of common stock held by NYTX LLC, over which Mr. Ryan has sole voting power and investment power, (iv) 300,000 shares of common stock held by Brosis LLC, over which Mr. Ryan has sole voting power and investment power and (v) 168,000 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock at a rate of one share of common stock for each share of Series B-2 Preferred Stock held directly by Mr. Ryan.
 (5) Includes 3,600,000 shares of common stock held by Digital Diagnostics, Inc., of which Dr. Dimitrov is President and 78% owner.

The following table sets forth information, as of September 6, 2017, regarding the number of shares of our common stock beneficially owned by all persons known by us, other than those set forth in the table above, who own five percent or more of our outstanding shares of common stock.

	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent ofClass (1)
Common Stock	MagniSciFund, LP 123 N Post Oak Lane, Suite 400 Houston, TX 77024	6,000,000(2)	15.2%
Common Stock	PoC Capital LLC 2995 Woodside Avenue, Suite 400-121 Woodside, CA 94062	5,000,001(3)	13.5%
Common Stock	Sandor Capital Master Fund 2828 Routh Street, Suite 500 Dallas, TX 75201-1438	2,300,000(4)	6.6%
Common Stock	Velocity Health Capital 95 White Bridge Road, Suite 509 Nashville, TN 37205	2,068,000(5)	6.1%
______________
(1)
Based on 33,571,862 shares of our common stock outstanding as of September 6, 2017.
(2)
Includes 6,000,000 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock at a rate of one share of common stock for each share of Series B-2 Preferred Stock.
(3)
Includes 1,733,334 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock at a rate of one share of common stock for each share of Series C Preferred Stock and 1,666,667 shares of common stock issuable upon exercise of the Warrant.
(4)
Includes 300,000 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock at a rate of one share of common stock for each share of Series B-1 Preferred Stock and 900,000 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock at a rate of one share of common stock for each share of Series B-2 Preferred Stock.
(5)
Includes 168,000 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock at a rate of one share of common stock for each share of Series B-2 Preferred Stock.

SELLING STOCKHOLDER

On August 14, 2017, MVF acquired $110,000 aggregate principal amount of MVF Notes from us. The aggregate principal amount of MVF Notes held by MVF is convertible into shares of our common stock at the Conversion Price. For purposes of this prospectus, we have based the Conversion Price on the price per share we used when calculating the registration fee in connection with the Registration Statement, of which this prospectus is a part. This price per share represents the average of the of the bid and asked price of our common stock as reported on the OTC Markets Group’s OTCQB tier on September 6, 2017, a date within 5 business days prior to the date of filing of the Registration Statement. Based on this Conversion Price, MVF has the right to convert its $110,000 aggregate principal amount of MVF Notes into 846,154 shares of our common stock.

The following table sets forth the selling stockholder’s ownership of common stock to be offered pursuant to this prospectus.  For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

Because the selling stockholder may sell all, some or none of the common stock, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon termination of this offering. For purposes of the table below, we have assumed that the selling stockholder will sell all of the common stock being registered.

Information with respect to beneficial ownership has been provided to us by the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholder, the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Common Stock
Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Percent Beneficially Owned Prior to Offering(2)	Shares Being Offered	Percent Beneficially Owned After Offering(2)

Morningview Financial, LLC	846,154	2.46%	846,154	—
_________
(1) Includes shares of common stock that the selling stockholder will have the right to acquire upon conversion of the aggregate principal amount of MVF Notes outstanding as of the date of this prospectus.
(2) Based on a total of 33,571,862 shares of common stock outstanding as of September 6, 2017, plus the shares of common stock that the selling stockholder will have the right to acquire upon conversion of the aggregate principal amount of MVF Notes outstanding as of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Amended and Restated Articles of Incorporation and Bylaws, does not purport to be complete and is subject to, and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and Bylaws. Copies of our Amended and Restated Articles of Incorporation and Bylaws have been filed with the SEC, are exhibits to the Registration Statement of which this prospectus forms a part and are incorporated by reference herein.

Authorized Capital Stock

General

Our Amended and Restated Articles of Incorporation authorize us to issue 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value of $0.0001 per share.

Capital Stock Issued and Outstanding

As of June 30, 2017, we had outstanding 33,571,862 shares of common stock.

As of June 30, 2017, we had outstanding 13,217,334 shares of preferred stock, comprised of 2,800,000 shares of Series B-1 Preferred Stock, 8,684,000 shares of Series B-2 Preferred Stock and 1,733,334 shares of Series C Preferred Stock.

Description of Capital Stock

Common Stock

Dividend Rights. We may pay dividends as declared from time to time by our Board of Directors out of funds that are legally available, subject to certain restrictions imposed by state and federal laws.

Voting Rights. Each share of common stock is entitled to one vote per share. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise required in our Amended and Restated Articles of Incorporation, Bylaws or by Nevada law, any other action to be determined by a vote of shares at any meeting of the shareholders will be authorized by a majority of the votes cast at such meeting. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of shareholders for the transaction of any business.

Preemptive Rights. No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the remaining assets of our company, after payment or provision for payment of our debts and liabilities and distributions or provisions for distributions to holders of our Series B-2 Preferred Stock and any other preferred stock that may be issued and outstanding having preference over our common stock, would be distributed to the holders of our common stock, Series B-1 Preferred Stock and Series C Preferred Stock on a pro-rata basis.

Calls and Assessments. All common stock outstanding is fully paid and non-assessable.

Warrant

On June 30, 2016, we issued a warrant to purchase 1,666,667 shares of common stock at an initial exercise price of $0.60 per share. The exercise price of the warrant is subject to certain reset adjustments as set forth in the warrant. The warrant may be exercised by the holder at any time, in whole or in part, until June 30, 2019. Upon exercise, we will pay cash to such holder an amount equal to any fractional share that would result from the exercise.

Preferred Stock

Our Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, our Board of Directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.  No series of preferred stock is subject to any restriction on the redemption or repurchase of shares by us while there is any arrearage in the payment of dividends or sinking fund installments. As of the date hereof, our Board of Directors has created or designated the following classes of preferred stock:

Series A Preferred Stock

The rights, privileges and preferences of the Series A Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 26, 2016 (the “Certificate of Designation for Series A Preferred Stock”). Set forth below is a summary of the material rights, preferences and privileges of our Series A Preferred Stock. The following summary of the material rights, preferences and privileges of our Series A Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series A Preferred Stock designates 5,000,000 shares of Series A Preferred Stock. The shares of Series A Preferred Stock were automatically converted to 4,508,042 shares of common stock on March 30, 2016, thirty days after the closing of the Share Exchange and offering of Series B-2 Preferred Stock.  As a result, there are no shares of Series A Preferred Stock issued and no shares outstanding as of June 30, 2017.

Ranking. Except as otherwise provided in the Certificate of Designation for Series A Preferred Stock, with respect to rights on liquidation, winding up and dissolution, the Series A Preferred Stock will rank pari passu to the common stock and any previously issued capital stock of the Company.

Dividends. Holders of Series A Preferred Stock are eligible to receive dividends if and when declared by our Board of Directors, in its sole and absolute discretion, out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series A Preferred Stock will be (i) junior to Series B-2 Preferred Stock, (ii) junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock and (iii) pari passu with the common stock, Series B-1 Preferred Stock and Series C Preferred Stock. In any such distribution, holders of Series A Preferred Stock will be treated as if all shares of Series A Preferred Stock had been converted to common stock immediately prior to the distribution.

Conversion Rights. Each share of Series A Preferred Stock is convertible into one share of common stock at the option of the holder, at any time and without the payment of additional consideration. To exercise optional conversion rights, a holder of Series A Preferred Stock must make a written demand to us and surrender the shares of Series A Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series A Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Notwithstanding the foregoing, we will not effect the conversion of any Series A Preferred Stock if the holder would then beneficially own more than 4.99% of our outstanding common stock. By written notice to us, any holder of Series A Preferred Stock may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to us and (ii) any such increase or decrease will only apply to the holder sending such notice and not to any other holder.

Each share of Series A Preferred Stock will be automatically converted into shares of our common stock on the date that is thirty days following the occurrence of both of the following events: (i) we have closed a merger, share exchange agreement, or similar transaction in which we have acquired all of the issued and outstanding common stock of Exactus Biosolutions, Inc. and (ii) we have received and accepted an amount not less than the designated minimum offering amount in connection with our offering of Series B Preferred Stock. These conditions were met and, on March 30, 2016, all of the outstanding shares of Series A Preferred Stock were converted to common stock.

Voting Rights. The holders of Series A Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series A Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series A Preferred Stock do not have preemptive rights.

Series B-1 Preferred Stock

The rights, privileges and preferences of the Series B-1 Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 26, 2016 (the “Certificate of Designation for Series B-1 Preferred Stock”). Set forth below is a summary of the material rights, preferences and privileges of our Series B-1 Preferred Stock. The following summary of the material rights, preferences and privileges of our Series B-1 Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series B-1 Preferred Stock designates 32,000,000 shares of Series B-1 Preferred Stock. As of June 30, 2017, there were 2,800,000 shares of Series B-1 Preferred Stock issued and outstanding.

Ranking. Except as set forth in the Certificate of Designation for Series B-1 Preferred Stock, with respect to rights on liquidation, winding up and dissolution, the Series B-1 Preferred Stock will rank pari passu to the common stock and any previously issued capital stock of the Company.

Dividends. Holders of Series B-1 Preferred Stock are entitled to receive dividends if and when declared by our Board of Directors, in its sole and absolute discretion, out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series B-1 Preferred Stock will be (i) junior to Series B-2 Preferred Stock, (ii) junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series B-1 Preferred Stock and (iii) pari passu with the common stock and Series C Preferred Stock. In any such distribution, holders of Series B-1 Preferred Stock will be treated as if all shares of Series B-1 Preferred Stock had been converted to common stock immediately prior to the distribution.

Conversion Rights. Each share of Series B-1 Preferred Stock is convertible into one share of common stock at the option of the holder, at any time and without the payment of additional consideration. To exercise optional conversion rights, a holder of Series B-1 Preferred Stock must make a written demand to us and surrender the shares of Series B-1 Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series B-1 Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of Series B-1 Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series B-1 Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series B-1 Preferred Stock do not have preemptive rights.

Series B-2 Preferred Stock

The rights, privileges and preferences of the Series B-2 Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 26, 2016, as amended on October 13, 2016 (the “Certificate of Designation for Series B-2 Preferred Stock”). Set forth below is a summary of the material rights, preferences and privileges of our Series B-2 Preferred Stock. The following summary of the material rights, preferences and privileges of our Series B-2 Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series B-2 Preferred Stock designates 10,000,000 shares of Series B-2 Preferred Stock. The stated value of the Series B-2 Preferred Stock is $0.25 per share. As of June 30, 2017, there were 8,684,000 shares of Series B-2 Preferred Stock issued and outstanding.

Ranking. With respect to rights on liquidation, winding up and dissolution, the Series B-2 Preferred Stock will rank senior to the common stock and all previously issued capital stock of the Company.

Dividends. Holders of Series B-2 Preferred Stock have no dividend rights except as may be declared by our Board of Directors in its sole and absolute discretion out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series B-2 Preferred Stock will be senior to our common stock, Series B-1 Preferred Stock and Series C Preferred Stock. In such event, holders of Series B-2 Preferred Stock shall be entitled, after provision for our debts and other liabilities, to be paid in cash in full, before any distribution is made on any previously authorized class of capital stock, an amount of $0.25 per share. If the net assets of the Company distributable among the holders of all outstanding Series B-2 Preferred Stock are insufficient to pay in full all holders of Series B-2 Preferred Stock, then the entire net assets of the Company remaining after the provision for the payment of our debts and other liabilities will be distributed among the holders of Series B-2 Preferred Stock ratably in proportion to the full preferential amount to which they would otherwise be entitled to be paid for their Series B-2 Preferred Stock.

Conversion Rights. Each share of Series B-2 Preferred Stock is convertible into one share of common stock at the option of the holder, at any time and without the payment of additional consideration. To exercise optional conversion rights, a holder of Series B-2 Preferred Stock must make a written demand to us and surrender the shares of Series B-2 Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series B-2 Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of Series B-2 Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series B-2 Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series B-2 Preferred Stock do not have preemptive rights.

Series C Preferred Stock

The rights, privileges and preferences of the Series C Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on July 7, 2016 (the “Certificate of Designation for Series C Preferred Stock”). Set forth below is a summary of the material rights, preferences and privileges of our Series C Preferred Stock. The following summary of the material rights, preferences and privileges of our Series C Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series C Preferred Stock designates 1,733,334 shares of Series C Preferred Stock. As of June 30, 2017, there were 1,733,334 shares of Series C Preferred Stock issued and outstanding.

Ranking. Except as set forth in the Certificate of Designation for Series C Preferred Stock, with respect to rights on liquidation, winding up and dissolution, the Series C Preferred Stock will rank pari passu to the common stock.

Dividends. Holders of Series C Preferred Stock are eligible to receive dividends if and when declared by our Board of Directors, in its sole and absolute discretion, out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series C Preferred Stock will be (i) junior to Series B-2 Preferred Stock, (ii) junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series C Preferred Stock and (iii) pari passu with the common stock and Series B-1 Preferred Stock. In any such distribution, holders of Series C Preferred Stock will be treated as if all shares of Series C Preferred Stock had been converted to common stock immediately prior to the distribution.

Conversion Rights. Each share of Series C Preferred Stock is convertible into one share of common stock at the option of the holder, at any time and without the payment of additional consideration. To exercise optional conversion rights, a holder of Series C Preferred Stock must make a written demand to us and surrender the shares of Series C Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series C Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Notwithstanding the foregoing, we will not effect the conversion of any Series C Preferred Stock if the holder would then beneficially own more than 4.99% of our outstanding common stock. By written notice to us, any holder of Series C Preferred Stock may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to us and (ii) any such increase or decrease will only apply to the holder sending such notice and not to any other holder.

Voting Rights. The holders of Series C Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series C Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series C Preferred Stock do not have preemptive rights.

Anti-Takeover Provisions of our Amended and Restated Articles of Incorporation, Bylaws and Nevada Law

The following is a summary of the material provisions of our Amended and Restated Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares

Our Board of Directors may issue additional authorized shares of our preferred stock from time to time in one or more classes or series, and our Board of Directors has the authority to determine the terms of any such classes or series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of the stockholders may be called only by the directors or by any officer instructed by the directors to call the special meeting.

Board Vacancies

Our Bylaws provide that any vacancy occurring on our Board of Directors may be filled by a majority of directors then in office, even if less than a quorum. These provisions may discourage, delay, or prevent a third party from voting to remove incumbent directors and simultaneously gaining control of our Board of Directors by filling the vacancies created by that removal with its own nominees.

No Cumulative Voting

Our Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Our Bylaws provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Nevada Anti-Takeover Statutes

Business Combinations Act

We are subject to Nevada’s anti-takeover law because we have not opted out of the provisions of Section 78.411-78.444 of the Nevada Revised Statutes. This law provides that specific persons who, together with affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision may have an anti-takeover effect for transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that may result in a premium over the market price for the shares of our common stock. With the approval of our stockholders, we may amend our Amended and Restated Articles of Incorporation in the future to opt out of the provisions of the anti-takeover law.

Control Shares Act

Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. Presently, neither our Amended and Restated Articles of Incorporation nor our Bylaws opt out of this act. We may opt out of coverage of this act by amending our Amended and Restated Articles of Incorporation or Bylaws either before or within ten days after the relevant acquisition of shares. Our Bylaws provide that they may be amended, altered or repealed, or new bylaws may be adopted, by our Board of Directors or our stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Article VI of our Amended and Restated Articles of Incorporation provides that the individual liability of a director or officer of the Company shall be eliminated to the fullest extent permitted by Nevada law. Subject to the provisions of Nevada law, Article VII of our Bylaws provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Nevada law.

Our Amended and Restated Articles of Incorporation also provide that any officer or director shall be indemnified to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement which were reasonably incurred in connection with a legal proceeding to which he or she was a party as a result of such relationship.

Nevada Revised Statutes Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; or (b) is not liable under Nevada Revised Statutes Section 78.138. Under that section, a director or officer is not liable to the corporation unless such person breached their fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification described in the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

As permitted by Nevada Revised Statutes Section 78.751, our Amended and Restated Articles of Incorporation provide that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The indemnification and advancement of expenses authorized in or ordered by a court as described in the foregoing paragraphs, (i) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our Amended and Restated Articles of Incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and (ii) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Board of Directors may cause us to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent for our common stock is Equity Stock Transfer.

Quotation of Our Common Stock

Our common stock is quoted on the OTC Markets Group’s OTCQB tier under the symbol “EXDI.”

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the resale of our common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholder from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. The selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

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directly by the selling stockholder and its successors, which include its donees, pledgees or transferees or its successor-in-interest; or
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through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that, in compliance with Financial Institution Regulatory Authority (“FINRA”) guidelines, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and any accompanying prospectus supplement will not exceed 8% or the aggregate offering price of the common stock.

The selling stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

Subject to compliance with laws and regulations and, as applicable, to the extent that a market develops for the common stock, the common stock may be sold in one or more transactions at:

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fixed prices;
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prevailing market prices at the time of sale;
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prices related to such prevailing market prices;
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varying prices determined at the time of sale; or
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negotiated prices.

These sales may be effected in one or more transactions:

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on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale, if any;
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in any over-the-counter market that exists for the common stock, if any;
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in transactions other than on such exchanges or services or in the over-the-counter market;
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through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;
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in a public auction;
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through the settlement of short sales;
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through an in-kind distribution of the common stock by a selling stockholder to its partners, members, or shareholders;
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through any combination of the foregoing; or
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any other method permitted by applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

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engage in short sales of the common stock in the course of hedging their positions;
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sell the common stock short and deliver the common stock to close out short positions;
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loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the common stock;
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enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or
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enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, as of the date of this prospectus, there are no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder.

There can be no assurance that the selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with. If any of the common stock offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, the subsequent holders could not use this prospectus until a post-effective amendment to the Registration Statement of which this prospectus is a part or a prospectus supplement is filed naming such holders.

The selling stockholder and any other person participating in the sale of the common stock may be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular Security being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Any broker-dealer or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common stock offered under this prospectus unless and until we set forth the names of the underwriters and the material terms of their underwriting arrangements, including compensation arrangements, in a post-effective amendment to the Registration Statement of which this prospectus is a part.

EXPERTS

Our audited financial statements as of December 31, 2016 and 2015 have incorporated by reference in this prospectus in reliance on the report of RBSM LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Williams Mullen, Richmond, Virginia.

856,154 Shares of Common Stock

P R E L I M I N A R Y P R O S P E C T U S

              , 2017

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered.

Amount
SEC registration fee	$20.60
Accounting fees and expenses	*
Legal fees and expenses	*
Printing Expenses	*
Transfer Agent Fees and Expenses	*
Total	$*

* These fees depend on the securities offered and the number of issuances and cannot be estimated at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI of the Company’s Amended and Restated Articles of Incorporation provides that the individual liability of a director or officer of the Company shall be eliminated to the fullest extent permitted by Nevada law. Subject to the provisions of Nevada law, Article VII of the Company’s Bylaws provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Nevada law.

The Company’s Amended and Restated Articles of Incorporation also provide that any officer or director shall be indemnified to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement which were reasonably incurred in connection with a legal proceeding to which he or she was a party as a result of such relationship.

Nevada Revised Statutes Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; or (b) is not liable under Nevada Revised Statutes Section 78.138. Under that section, a director or officer is not liable to the corporation unless such person breached their fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification described in the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

As permitted by Nevada Revised Statutes Section 78.751, the Company’s Amended and Restated Articles of Incorporation provide that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

The indemnification and advancement of expenses authorized in or ordered by a court as described in the foregoing paragraphs, (i) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Company’s Amended and Restated Articles of Incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and (ii) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The board of directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the Company’s request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have sold securities in the transactions described below without registration under the Securities Act.

On February 29, 2016, we issued 30,000,000 shares of Series B-1 Preferred Stock to shareholders of Exactus BioSolutions pursuant to a Share Exchange Agreement, dated February 29, 2016, in exchange for all of the issued and outstanding capital stock of Exactus BioSolutions. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series B-1 Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

Also on February 29, 2016, we issued 3,458,042 shares of our Series A Preferred Stock to certain holders of our common stock in exchange for 10,894,070 shares of common stock, pursuant to Exchange Agreements, dated February 29, 2016, with those shareholders. The shares were issued pursuant to an exemption from the registration requirements from the Securities Act pursuant to Section 3(a)(9) thereof. In addition, we issued 1,100,000 shares of our Series A Preferred Stock to a holder of our common stock, under a separately-negotiated arrangement, in exchange for 742,100 shares of common stock. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series A Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

Also on February 29, 2016, we issued 1,480,000 shares of Series B-2 Preferred Stock at an offering price of $0.25 per share, for cash proceeds of $370,000. In addition, we issued 604,000 shares of Series B-2 Preferred Stock to former creditors of Exactus in exchange for their release of $151,000 in debts owed by Exactus. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series B-2 Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On June 30, 2016, we sold 1,600,000 shares of common stock, 1,733,334 shares of Series C Preferred Stock and a warrant to purchase 1,666,667 shares of common stock, at a price of $0.60 per share, to PoC Capital. The shares of Series C Preferred Stock were issued on July 7, 2016. These securities were sold in consideration of PoC Capital’s commitment to fund up to the first $1 million in study costs to perform clinical trials for our primary product, FibriLyzer, and other studies pursuant the MSA. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series C Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On August 1, 2016, we issued 500,000 shares of Series B-2 Preferred Stock to accredited investors at a price of $0.25 per share, for cash proceeds of $125,000. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series B-2 Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On October 27, 2016, we issued 6,000,000 shares of Series B-2 Preferred Stock to accredited investors at a price of $0.25 per share, for cash proceeds of $1.5 million. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series B-2 Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On November 18, 2016, we issued 141,844 shares of common stock to IRTH, an accredited investor, in consideration certain investor relations, financial communications, and strategic consulting services valued at $100,000. No underwriting discounts or commissions have been or will be paid in connection with this sale of common stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On January 26, 2017, we issued 100,000 shares of Series B-2 Preferred Stock to accredited investors at a price of $0.25 per share, for cash proceeds of $25,000. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series B-2 Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On June 28, 2017, the Company issued to two of the Company’s executive officers a promissory note in the principal amount up to $100,000, which amount may be drawn upon by the Company as bridge financing for general working capital purposes. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of the Company’s securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised. As of June 30, 2017, the Company has drawn $48,000 on the promissory note and recorded as a note payable.

On August 14, 2017, the Company issued an aggregate principal amount of $110,000 of MVF Notes to MVF. In addition, under the Securities Purchase Agreement, the Company will have the right to issue the following Additional MVF Notes: (1) an aggregate principal amount of $27,500 of Additional MVF Notes upon the filing of this registration statement and (2) an aggregate principal amount of $27,500 of Additional MVF Notes upon this registration statement being declared effective by the SEC. The MVF Notes were, or will be, sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.1
Share Exchange Agreement, dated February 29, 2016, by and among Spiral Energy Tech, Inc., Exactus BioSolutions, Inc. and the stockholders of Exactus BioSolutions, Inc. signatories thereto (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 4, 2016 and incorporated herein by reference)

3.1
 Amended and Restated Articles of Incorporation (attached as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-183360), filed August 16, 2012 and incorporated herein by reference)

3.2
 Certificate of Amendment to Amended and Restated Articles of Incorporation (attached as Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-183360, filed December 19, 2013 and incorporated herein by reference)

3.3
 Articles of Merger, dated March 10, 2016, between Exactus Acquisition Corp. and Spiral Energy Tech, Inc. (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2016 and incorporated herein by reference)

3.4
 Certificate of Designation for Series A Preferred Stock (attached as Exhibit 3.1 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

3.5	Certificate of Designation for Series B-1 Preferred Stock (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 4, 2016 and incorporated herein by reference)
3.6
 Certificate of Designation for Series B-2 Preferred Stock (attached as Exhibit 3.2 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

3.7
Amendment to Certificate of Designation After Issuance of Class or Series (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 1, 2016 and incorporated herein by reference).

3.8	Certificate of Designation for Series C Preferred Stock (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)
3.9	Bylaws (attached as Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-183360), filed August 16, 2012 and incorporated herein by reference)
4.1
 Form of Leak Out Agreement by and between Spiral Energy Tech, Inc. and the holders signatory thereto (attached as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)

4.2
 Stock and Warrant Subscription Agreement, between Exactus, Inc. and POC Capital, LLC (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)

4.3	Warrant to Purchase Common Stock of Exactus, Inc., dated June 30, 2016 (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)
4.4
Form of Exchange Agreement for Series A Preferred Stock (attached as Exhibit 10.1 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

4.5
Form of Subscription Agreement for Series B-2 Preferred Stock (attached as Exhibit 10.2 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

4.6
Leak-Out Agreement dated October 13, 2016 between Exactus, Inc. and MagnaSci Fund LP (attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 1, 2016 and incorporated herein by reference).

5.1	Opinion of Williams Mullen*
10.1
 Master Services Agreement, dated June 30, 2016, between Exactus, Inc. and Integrium, LLC (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)

10.2
 Amended and Restated Collaboration and License Agreement dated August 18, 2016 between Digital Diagnostics Inc. and Exactus BioSolutions, Inc. (attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)**

10.3
 Consulting Agreement, dated January 20, 2016, between Exactus BioSolutions, Inc. and KD Innovation Ltd. (attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.4
 Employment Agreement, dated December 15, 2015, between Exactus BioSolutions, Inc. and Philip J. Young (attached as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.5
 Employment Agreement, dated December 15, 2015, between Exactus BioSolutions, Inc. and Timothy J. Ryan (attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.6
 Employment Agreement, dated March 16, 2017, between Exactus, Inc. and Kelley Wendt (attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.7
Employment Agreement, dated December 1, 2016, between Exactus, Inc. and James R. Erickson (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 8, 2016 and incorporated herein by reference) (+)

10.8
Promissory Note issued by Exactus, Inc. to Timothy Ryan and Philip J. Young, dated June 28, 2017 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 3, 2017 and incorporated herein by reference)

10.9
Securities Purchase Agreement, dated August 14, 2017, between Exactus, Inc. and Morningview Financial, LLC (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 28, 2017 and incorporated herein by reference)

10.10	Convertible Promissory Note dated August 14, 2017 (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 28, 2017 and incorporated herein by reference)
10.11
Registration Rights Agreement, dated August 14, 2017, between Exactus, Inc. and Morningview Financial, LLC (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed August 28, 2017 and incorporated herein by reference)

21.1	Subsidiary List (attached as Exhibit 21.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)
23.1	Consent of RBSM LLP (filed herewith)
23.2	Consent of Williams Mullen (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page hereto)

+ Indicates management compensatory plan, contract or arrangement.
* To be filed by amendment.
**Certain portions of this exhibit have been omitted pursuant to a confidential treatment request granted on September 23, 2016, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. Omitted information has been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Henrico, Commonwealth of Virginia, on the 11th day of

 September 2017.

EXACTUS, INC.
By:	/s/ Philip J. Young
Name:	Philip J. Young
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Philip J. Young and Kelley A. Wendt, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any additional registration statement related thereto permitted by Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act requisite and necessary to be done in connection therewith, as full for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip J. Young	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 11, 2017
Philip J. Young

/s/ Kelley A. Wendt	Chief Financial Officer (Principal Financial and Accounting Officer)	September 11, 2017
Kelley A. Wendt

/s/ Timothy Ryan	Executive Vice President and Director	September 11, 2017
Timothy Ryan

/s/ Krassen Dimitrov	Director	September 11, 2017
Krassen Dimitrov

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Exchange Agreement, dated February 29, 2016, by and among Spiral Energy Tech, Inc., Exactus BioSolutions, Inc. and the stockholders of Exactus BioSolutions, Inc. signatories thereto (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 4, 2016 and incorporated herein by reference)

3.1
Amended and Restated Articles of Incorporation (attached as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-183360), filed August 16, 2012 and incorporated herein by reference)

3.2
Certificate of Amendment to Amended and Restated Articles of Incorporation (attached as Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-183360, filed December 19, 2013 and incorporated herein by reference)

3.3
Articles of Merger, dated March 10, 2016, between Exactus Acquisition Corp. and Spiral Energy Tech, Inc. (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2016 and incorporated herein by reference)

3.4
Certificate of Designation for Series A Preferred Stock (attached as Exhibit 3.1 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

3.5	Certificate of Designation for Series B-1 Preferred Stock (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 4, 2016 and incorporated herein by reference)
3.6
Certificate of Designation for Series B-2 Preferred Stock (attached as Exhibit 3.2 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

3.7
Amendment to Certificate of Designation After Issuance of Class or Series (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 1, 2016 and incorporated herein by reference).

3.8	Certificate of Designation for Series C Preferred Stock (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)
3.9	Bylaws (attached as Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-183360), filed August 16, 2012 and incorporated herein by reference)
4.1
Form of Leak Out Agreement by and between Spiral Energy Tech, Inc. and the holders signatory thereto (attached as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)

4.2
Stock and Warrant Subscription Agreement, between Exactus, Inc. and POC Capital, LLC (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)

4.3	Warrant to Purchase Common Stock of Exactus, Inc., dated June 30, 2016 (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)
4.4
Form of Exchange Agreement for Series A Preferred Stock (attached as Exhibit 10.1 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

4.5
Form of Subscription Agreement for Series B-2 Preferred Stock (attached as Exhibit 10.2 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

4.6
Leak-Out Agreement dated October 13, 2016 between Exactus, Inc. and MagnaSci Fund LP (attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 1, 2016 and incorporated herein by reference).

5.1	Opinion of Williams Mullen*
10.1
 Master Services Agreement, dated June 30, 2016, between Exactus, Inc. and Integrium, LLC (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)

10.2
Amended and Restated Collaboration and License Agreement dated August 18, 2016 between Digital Diagnostics Inc. and Exactus BioSolutions, Inc. (attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)**

10.3
Consulting Agreement, dated January 20, 2016, between Exactus BioSolutions, Inc. and KD Innovation Ltd. (attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.4
Employment Agreement, dated December 15, 2015, between Exactus BioSolutions, Inc. and Philip J. Young (attached as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.5
Employment Agreement, dated December 15, 2015, between Exactus BioSolutions, Inc. and Timothy J. Ryan (attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.6
Employment Agreement, dated March 16, 2017, between Exactus, Inc. and Kelley Wendt (attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference) (+)

10.7
Employment Agreement, dated December 1, 2016, between Exactus, Inc. and James R. Erickson (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 8, 2016 and incorporated herein by reference) (+)

10.8
Promissory Note issued by Exactus, Inc. to Timothy Ryan and Philip J. Young, dated June 28, 2017 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 3, 2017 and incorporated herein by reference)

10.9
Securities Purchase Agreement, dated August 14, 2017, between Exactus, Inc. and Morningview Financial, LLC (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 28, 2017 and incorporated herein by reference)

10.10	Convertible Promissory Note dated August 14, 2017 (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 28, 2017 and incorporated herein by reference)
10.11
Registration Rights Agreement, dated August 14, 2017, between Exactus, Inc. and Morningview Financial, LLC (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed August 28, 2017 and incorporated herein by reference)

21.1	Subsidiary List (attached as Exhibit 21.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)
23.1	Consent of RBSM LLP (filed herewith)
23.2	Consent of Williams Mullen (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page hereto)

+ Indicates management compensatory plan, contract or arrangement.
* To be filed by amendment.
**Certain portions of this exhibit have been omitted pursuant to a confidential treatment request granted on September 23, 2016, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. Omitted information has been filed separately with the Securities and Exchange Commission.